UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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CAPITAL ONE FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

NOTICE OF ANNUAL STOCKHOLDER MEETING

To be held April 28, 2005

Dear Stockholder:

It is our pleasure to invite you to the annual stockholder meeting of Capital One Financial Corporation (“Capital One”). The meeting will be held at 10:00 a.m. on Thursday, April 28, 2005 at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4500.

At our annual meeting you will be asked to:

•	Elect two directors;

•	Ratify the appointment of Ernst & Young LLP as independent auditors for 2005;

•	Consider two stockholder proposals, described more completely in this Proxy, if presented at the meeting; and

•	Conduct any other business properly brought before the meeting.

We will discuss Capital One’s business and financial results for 2004 and answer any questions you may have. We have also enclosed Capital One’s 2004 Annual Report, including consolidated financial statements, with this Notice and Proxy Statement. You may also access the 2004 Annual Report on the investors section of Capital One’s website at www.capitalone.com.

If you were a stockholder of record at the close of business on February 28, 2005, you are entitled to vote at our annual meeting.

Your vote is important. Record holders of Capital One common stock can vote their shares by sending in a signed and dated proxy card by mail, by using a toll-free telephone number, or via the Internet. Instructions for using these services can be found on the enclosed proxy card. By following the instructions on the proxy card, your shares will be voted even if you are unable to attend the meeting. If you attend the meeting and prefer to vote in person or change your proxy vote, you may of course do so.

If you plan to attend. Please note that space limitations make it necessary to limit attendance to stockholders and one guest each. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport and proof of stock ownership. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must contact Capital One in advance and present valid proof of proxy. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

March 21, 2005

PROXY STATEMENT

VOTING MATTERS AND PROCEDURES

What is the purpose of the annual meeting?

At Capital One’s annual meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Stockholder Meeting. In addition, Capital One’s management will report on our performance during 2004 and respond to questions from stockholders.

Who can attend the annual meeting?

Stockholders may attend the meeting, and may be accompanied by one guest. We may ask for proof of identity and ownership of Capital One stock. There are no other restrictions on who may attend the meeting or any formal requirements to attend the meeting. The members of the Board of Directors and senior management of Capital One, as well as representatives of Ernst & Young LLP, Capital One’s independent auditors during 2004, will attend the meeting.

Who is requesting my vote?

This proxy statement and the proxy card are being mailed and made available on the Internet at Capital One’s website (www.capitalone.com) on or about March 24, 2005. The Board of Directors of Capital One is requesting your vote on the matters presented in this proxy. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitations will be at the expense of Capital One. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $15,000, plus reasonable out-of-pocket expenses.

Who is entitled to vote?

All holders of record of Capital One’s common stock at the close of business on February 28, 2005 are entitled to vote. All stockholders are entitled to one vote for each share of common stock held by them for all matters submitted for a vote at the meeting. Cumulative voting for the election of directors is not permitted. On February 28, 2005, there were 247,672,419 shares of Capital One’s common stock issued and outstanding.

Will a list of stockholders be made available?

We will make a list of stockholders available at the annual meeting and, for ten days prior to the meeting, at our Northern Virginia offices located at 1680 Capital One Drive, McLean, Virginia 22102. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the stockholders list prior to the annual meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated.

How do I vote?

You can vote by either:

•	Signing and returning the enclosed proxy card or following the directions on the card for telephone or Internet voting (see below); or

•	Casting your vote in person at the annual meeting.

The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card, by telephone or via the Internet. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holders will vote your shares in favor of Items 1 and 2 and against Items 3 and 4 on the proxy card and at their discretion for any other matters properly submitted to a vote at the meeting.

If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting, (2) executing and delivering to the Corporate Secretary a later-dated proxy or (3) attending the meeting and voting in person.

If you hold Capital One stock in “street name” through a broker, bank or other nominee, you may vote by either submitting voting instructions to your broker, bank or nominee in accordance with the instructions it provides to you, or if you wish to vote in person at the annual meeting you must obtain a “legal proxy” from the institution that holds your shares.

Can I vote by telephone or via the Internet?

Instead of submitting your vote on the enclosed paper proxy card, you can vote by telephone or electronically via the Internet. See “Internet and Telephone Voting” on page 42 of this proxy statement for additional information. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote your shares or give voting instructions, and to confirm that your instructions have been properly recorded. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares are registered in your own name through Capital One’s stock transfer agent, EquiServe Trust Company, N.A. (“EquiServe”), or held in “street name” through a broker, bank or other nominee.

How do I vote my 401(k) shares?

If you participate in the Capital One Associate Savings Plan (the “Savings Plan”), you may vote the number of shares of common stock equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You may vote by giving instructions to American Express Trust Company, the trustee, via the voting instruction card being mailed with this proxy statement to plan participants, by telephone or via the Internet. The trustee will vote your shares in accordance with your duly executed instructions received by April 27, 2005. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I get Capital One’s annual meeting materials delivered to me electronically next year?

If you vote electronically via the Internet, you can consent to electronic delivery of future Capital One proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when prompted. See “Electronic Delivery of Future Annual Meeting Materials” on page 44 of this proxy statement for additional information. If you consent and Capital One delivers some or all of its future annual meeting materials to you by electronic mail or by posting materials to the Internet, you will not receive paper copies of these materials through the mail in the future. Because electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing materials, we encourage you to consent to electronic delivery.

What vote is necessary to approve each item?

Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed a representative of EquiServe to serve as the Inspector of Elections.

Item 1 on the proxy card requests your vote for the two directors who are up for election this year. You may cast or withhold your vote for each of the nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect directors. A decision to withhold authority to vote, therefore, will not have any affect with respect to the election of the director indicated, although it will be counted for purposes of determining whether there is a quorum.

Item 2, the ratification of the selection of Ernst & Young LLP as Capital One’s independent auditors for 2005, and Item 3 and Item 4, the consideration of stockholder proposals, will be approved if a majority of the votes cast on each proposal are voted in favor of such proposal. Abstentions, therefore, have the same effect as a vote “against” each of Item 2, Item 3 and Item 4.

Under New York Stock Exchange rules, if you hold your shares through a broker and you do not submit a proxy, your broker will have discretionary authority to vote your shares according to the recommendations of Capital One’s Board of Directors for each Item presented at the annual meeting. If your broker does not have authority to vote your shares on a matter, your shares will not be counted in determining whether that matter has been approved.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors as follows:

•	For election of the nominated slate of directors (see page 34);

•	For ratification of the selection of Ernst & Young LLP as Capital One’s independent auditors for 2005 (see page 35); and

•	Against the two stockholder proposals (see page 37 and page 39).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following lists stockholders that are known to the company to own beneficially more than 5% of Capital One’s common stock.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Dodge & Cox(3) One Sansome Street, 35th Floor San Francisco, CA 94104	20,843,920	8.4%
Capital Research and Management Company(4) 333 South Hope Street Los Angeles, CA 90071	14,508,940	5.9%

(1)	Beneficial ownership is determined by Rule 13d-3(d)(1) under Securities and Exchange Commission (“SEC”) rules and regulations. The information contained in this table is based on Schedule 13G reports filed with the SEC and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.

(2)	All percentage calculations are based on the number of shares of common stock issued and outstanding on December 31, 2004, which was 246,833,297.

(3)	On a Schedule 13G filed on February 10, 2005, Dodge & Cox reported beneficial ownership as of December 31, 2004 of 20,843,920 shares of Capital One’s common stock as a result of acting as investment advisor registered under Section 203 of the Investment Advisers Act of 1940. All shares reported by Dodge & Cox are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox certified in its Schedule 13G that the shares of common stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)	On a Schedule 13G filed on February 11, 2005, Capital Research and Management Company reported beneficial ownership as of December 31, 2004 of 14,508,940 shares of Capital One’s common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Shares reported by Capital Research and Management Company include 2,261,140 shares of Capital One’s common stock resulting from the assumed conversion of 2,890,000 units of Capital One’s 6.25% Convertible Preferred Units expiring on May 17, 2005. Capital Research and Management Company certified in its Schedule 13G that the shares of common stock were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One’s common stock, as of January 31, 2005, by our directors and the Named Executive Officers (as defined herein).

Name and Address*	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Richard D. Fairbank	10,186,629	(3)(4)	4.12%
Gary L. Perlin	52,629	(5)	**
John G. Finneran, Jr.	101,659	(6)	**
Catherine G. West	375,210	(7)	**
Dave R. Lawson	86,148	(8)	**
W. Ronald Dietz	106,008	(9)	**
James A. Flick, Jr.	158,500	(10)	**
Patrick W. Gross	171,539	(11)	**
Ann Fritz Hackett	4,000	(12)	**
Lewis Hay, III	5,433	(13)(14)	**
James V. Kimsey	166,805	(15)	**
Mayo A. Shattuck, III	3,733	(13)	**
Stanley Westreich	704,032	(16)	**
All directors and executive officers as a group (17 persons)	13,063,084	(17)	5.28%

*	All addresses are c/o Capital One Financial Corporation, 1680 Capital One Drive, McLean, Virginia 22102.

**	Less than 0.5% of the outstanding shares of common stock.

(1)	To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless we have indicated otherwise. The totals include shares of common stock (i) subject to options held by each person granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”), Capital One’s 1995 Non-Employee Directors Stock Incentive Plan (the “1995 Directors Plan”) or Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”), that are or will become exercisable within 60 days of January 31, 2005, and (ii) held by the executive officer under Capital One’s 1994 Associate Stock Purchase Plan or 2002 Associate Stock Purchase Plan (the “Stock Purchase Plans”).

(2)	All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2005, which was 247,182,857.

(3)	Includes 107,502 shares owned by Fairbank Morris, Inc. Mr. Fairbank shares voting and investment power for these shares.

(4)	Includes 9,340,739 shares issuable upon the exercise of options. Does not include up to 355,410 restricted stock units, which may be issued subject to Capital One’s earnings per share performance relative to its comparator group over the three year period from January 1, 2004 through December 31, 2006 and for which Mr. Fairbank disclaims beneficial ownership.

(5)	Includes 41,499 shares issuable upon the exercise of options and 9,060 shares of common stock subject to trading restrictions.

(6)	Includes 19,399 shares issuable upon the exercise of options and 48,645 shares of common stock subject to trading restrictions.

(7)	Includes 302,069 shares issuable upon the exercise of options and 56,878 shares of common stock subject to trading restrictions.

(8)	Includes 4,343 shares issuable upon the exercise of options and 36,018 shares of common stock subject to trading restrictions. Also includes 28,950 shares owned by the Lawson Family Trust, for which Mr. Lawson holds voting and investment power. Does not include 24,567 shares held in trust for Mr. Lawson’s family members for which Mr. Lawson disclaims beneficial ownership.

(9)	Includes 101,000 shares issuable upon the exercise of options. Does not include 910 shares held in trust for Mr. Dietz’s child for which Mr. Dietz disclaims beneficial ownership.

(10)	Includes 143,000 shares issuable upon the exercise of options.

(11)	Includes 164,000 shares issuable upon the exercise of options.

(12)	Does not include 650 restricted stock units for which Ms. Hackett disclaims beneficial ownership of the underlying shares until the respective vesting dates and 5,000 shares held by Ms. Hackett’s spouse for which Ms. Hackett disclaims beneficial ownership.

(13)	Includes 3,733 shares issuable upon the exercise of options. Does not include 840 restricted stock units for which the director disclaims beneficial ownership of the underlying shares until the respective vesting dates.

(14)	Includes 1,700 shares held by the Hay Family Limited Partnership, for which Mr. Hay holds voting and investment power.

(15)	Includes 164,000 shares issuable upon the exercise of options.

(16)	Includes 164,000 shares issuable upon the exercise of options and includes 156,000 shares held in trust, for which Mr. Westreich is the trustee and ultimate beneficiary. Does not include 67,590 shares held by Mr. Westreich’s spouse and for which Mr. Westreich disclaims beneficial ownership.

(17)	Includes 11,140,575 shares issuable upon the exercise of options for all directors and executive officers as a group and 360,890 shares of common stock subject to trading restrictions. Does not include the shares set forth in footnotes (4), (8), (9), (12), (13) and (16) above for which the Named Executive Officers and Directors disclaim beneficial ownership or a total of 98,067 shares held by or in trust for various family members of other executive officers, and for which such executive officers disclaim beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2004 each of the reporting persons complied with these filing requirements, except for James Kimsey and Peter A. Schnall, who each filed a late report concerning the exercise of Capital One stock options, and Gregor S. Bailar and David R. Lawson, who each filed a late report concerning the disposition of stock to pay certain tax obligations, due to administrative errors.

Ownership Requirements

Capital One’s Corporate Governance Policy requires all directors to beneficially own at least 2,500 shares of Capital One stock by the second anniversary of their election to the Board, with exceptions for financial hardship at the discretion of the Board. All Board members, other than those who have not yet reached their second anniversary, are in compliance with these requirements. In addition, on January 27, 2005, the Board adopted a standard for members of its Executive Committee, a committee of senior management, to own shares of Capital One stock with a fair market value as of January 1st of each year of at least equal to three times such executive’s base pay, except in the case of the Chief Executive Officer, whose ownership must equal five times his nominal base pay which for this purpose was determined to be $1,000,000 for 2005. Shares that may be used to fulfill this requirement include: shares owned without restriction, unvested restricted stock, shares acquired through the Associate Stock Purchase Plan and shares owned in Capital One’s 401(k) Plan, but not unexercised stock options. Current executives have until January 1, 2007, and any new executives will have two years from their commencement of employment, to meet this standard.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Introductions

Capital One’s current executive officers and directors who are nominated for election or who are continuing to serve their terms after the annual stockholder meeting are listed with a brief description of their business experience for the past five years.

Richard D. Fairbank	Chairman of the Board, Chief Executive Officer and President	Age 54

Mr. Fairbank has been Chairman of the Board of Directors of Capital One since February 28, 1995. He has been Chief Executive Officer and a director since July 26, 1994 and has additionally served as President since April 24, 2003. Mr. Fairbank is Chairman of the Board of Directors of Capital One’s three principal subsidiaries, Capital One Bank (the “Bank”), Capital One, F.S.B. (the “Savings Bank”) and Capital One Auto Finance, Inc. (“COAF”), and is Chief Executive Officer of the Bank. Mr. Fairbank is also a director of MasterCard, U.S. Region and of MasterCard International, Inc.

Gregor S. Bailar	Executive Vice President and Chief Information Officer	Age 41

Mr. Bailar joined Capital One in November 2001 as Executive Vice President and Chief Information Officer and is responsible for all technology activities for Capital One’s businesses globally. From December 1997 to October 2001, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers, Inc./The Nasdaq Stock Market. Mr. Bailar is also a director of Digitas, Inc.

John G. Finneran, Jr.	Executive Vice President, Corporate Reputation and Governance; General Counsel and Corporate Secretary	Age 55

Mr. Finneran joined Capital One in September 1994. He is Executive Vice President, General Counsel and Corporate Secretary and is responsible for overseeing Capital One’s legal department, governmental affairs office, compliance department, enterprise risk management department and the brand, corporate communications and corporate partnerships departments. He also oversees Capital One’s internal audit department for administrative purposes.

Larry A. Klane	Executive Vice President, Global Financial Services	Age 44

Mr. Klane joined Capital One in June 2000. He is Executive Vice President, Global Financial Services, responsible for managing Capital One’s installment loan, small business lending, retail deposits and international businesses. He also manages the Corporate Development group, responsible for acquisitions and other high impact transactions. Mr. Klane is also President and a director of the Savings Bank. From September 1994 through May 2000, Mr. Klane was a Managing Director at Deutsche Bank/Bankers Trust, holding several positions including responsibility for the global Corporate Trust and Agency Services business and Strategy & Business Development for Global Institutional Services.

David R. Lawson	Executive Vice President; President and Chief Executive Officer, Capital One Auto Finance	Age 57

Mr. Lawson joined Capital One in July 1998 when Capital One acquired COAF, then known as Summit Acceptance Corp., of which he had been President, Chief Executive Officer and a director since March 1995. Since July 1998, Mr. Lawson has served as President, Chief Executive Officer and a director of COAF. From February 2003 to August 2003, he additionally served as Executive Vice President and Chief Financial Officer of Capital One. Mr. Lawson serves as a member of the board of directors of Pinnacle Packaging, Inc.

Gary L. Perlin	Executive Vice President and Chief Financial Officer; Principal Accounting Officer	Age 53

Mr. Perlin joined Capital One in July 2003 as Executive Vice President and Chief Financial Officer of Capital One and is a director of both the Bank and the Savings Bank. He is responsible for Capital One’s corporate finance, corporate accounting and reporting, planning and financial risk management, treasury and investor relations functions. From 1998 to July 2003, Mr. Perlin served as Senior Vice President and Chief Financial Officer of the World Bank.

Peter A. Schnall	Executive Vice President and Chief Credit Officer	Age 41

Mr. Schnall joined Capital One in August 1996. He is Executive Vice President and Chief Credit Officer and has responsibility for overseeing Capital One’s credit risk management function. Prior to his appointment as Chief Credit Officer in October 2002, Mr. Schnall held a series of positions managing several divisions within the domestic U.S. credit card business, where he had responsibility for marketing, credit and portfolio management.

Matthew W. Schuyler	Executive Vice President, Human Resources	Age 39

Mr. Schuyler joined Capital One in April 2002 and has been responsible for Capital One’s human resources and corporate real estate departments since April 2003. As Executive Vice President, Human Resources, Mr. Schuyler oversees Capital One’s people strategy, recruitment efforts, development programs, human capital initiatives and real estate portfolio. From June 2000 to April 2002, Mr. Schuyler was Vice President of Human Resources at Cisco Systems and from July 1987 to June 2000, Mr. Schuyler held a series of roles at PricewaterhouseCoopers, LLP, culminating with Partner.

Catherine G. West	Executive Vice President; President, U.S. Card	Age 45

Ms. West joined Capital One in March 2000. She is Executive Vice President and President, U.S. Card, and is responsible for Capital One’s credit card product development, marketing, customer relations, collections and recoveries, and customer contact operations in the United States. Ms. West is also President and a director of the Bank.

W. Ronald Dietz	Director	Age 62

Mr. Dietz is a director and President of W.M. Putnam Company, a nationwide provider of both outsourced facilities management services to companies with networks of smaller offices as well as the outsourced supply and internal distribution of office consumables to large companies. Mr. Dietz is also Managing Partner of Customer Contact Solutions, LLC, an advisory firm providing a broad range of customer treatment and strategic advice. He has been a director of Capital One since February 28, 1995. Mr. Dietz is also a director of the Savings Bank.

Patrick W. Gross	Director	Age 60

Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm. Mr. Gross is a founder of, and served in a variety of positions from 1970 to 2002 at, American Management Systems, Inc., (“AMS”), an information technology consulting, software development, and systems integration firm. He has been a director of Capital One since February 28, 1995. Mr. Gross is also a director of the Savings Bank. Mr. Gross is also a director of Computer Network Technology Corporation and Mobius Management Systems, Inc.

Ann Fritz Hackett	Director	Age 51

Ms. Hackett has been President of Horizon Consulting Group, LLC, since 1996. Horizon Consulting Group provides strategic, organizational, and human resources advice to clients. Ms. Hackett has been a director of Capital One since October 27, 2004. Ms. Hackett also serves as a director of Woodhead Industries, Inc.

Lewis Hay, III	Director	Age 49

Mr. Hay has been the Chairman, President and Chief Executive Officer of FPL Group, Inc., an organization focused on energy related products and services, since January 2002. He joined FPL Group, Inc. in 1999 as Vice President, Finance and Chief Financial Officer and became President of FPL Energy, LLC in March 2000. He became CEO of FPL Group in June 2001. He has been a director of Capital One since October 31, 2003. Mr. Hay is also a director of the Bank.

Mayo A. Shattuck, III	Director	Age 50

Mr. Shattuck has been President and Chief Executive Officer of Constellation Energy Group, a leading supplier of electricity to large commercial and industrial customers’ since November 2001 and was elected Chairman of the Board in July 2002. From June 1999 to October 2001, Mr. Shattuck was Co-Chairman and Co-Chief Executive Officer of DB Alex. Brown, LLC and Deutsche Banc Securities, Inc. He has been a director of Capital One since October 31, 2003. Mr. Shattuck is also a director of the Savings Bank. Mr. Shattuck also serves as a director of Gap, Inc.

Stanley Westreich	Director	Age 68

Mr. Westreich has been President of Westfield Realty, Inc., Arlington, Virginia, a real estate development and construction company, since 1965. He has been a director of Capital One since July 26, 1994. Mr. Westreich is also a director of the Bank.

Annual Meetings

Capital One expects all of its directors to attend its annual stockholders meetings. In 2004, all directors then serving attended the annual stockholders meeting.

Board Meetings

The Board of Directors oversees Capital One’s business and directs its management. The Board does not involve itself with the day-to-day operations and implementation of the business. Instead, the Board meets periodically with management to review Capital One’s performance and its future business strategy. Members of the Board also regularly consult with management to keep informed about Capital One’s progress. The full Board of Directors met nine times during 2004. Each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which the director served during the year.

Director Independence

The Board has assessed whether each of Messrs. Dietz, Flick, Gross, Westreich, Hay, Kimsey, Shattuck and Ms. Hackett is “independent” under Capital One’s Corporate Governance Policy as described in Capital One’s Governance Principles (available at www.capitalone.com). These standards incorporate, among other things, the director independence criteria included in the listing standards of the New York Stock Exchange, as currently in effect. Based on these standards, the Board has determined that each of the above listed directors is “independent” with the exception of Mr. Flick, who does not meet the independence standards of the New York Stock Exchange listing standards because his daughter-in-law is an employee of Ernst & Young LLP, the Corporation’s external auditor, and works on its audit staff. She has not participated in any of Ernst & Young’s audits of Capital One and has not been involved in any other service relationship between Capital One and Ernst & Young. Mr. Flick meets the independence standards of applicable SEC rules pertaining to audit committees. Mr. Flick is expected to continue to serve on the Audit and Risk Committee and the Governance and Nominating

Committee until the Annual Stockholders Meeting on April 28, 2005, pursuant to the New York Stock Exchange’s extended transition rules for companies with classified boards, at which time Mr. Flick will retire from the Board pursuant to Capital One’s Corporate Governance Policy.

Committee Meetings

The Board also conducts business through four committees: the Audit and Risk Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance Committee. During 2004, the Audit and Risk Committee met fourteen times, the Compensation Committee and the Governance and Nominating Committee each met five times and the Finance Committee met four times.

The Audit and Risk Committee

Members: Messrs. Dietz (Chairman), Flick, Gross and Ms. Hackett. The Audit and Risk Committee is generally responsible for overseeing Capital One’s accounting, financial reporting, internal controls and risk assessment and management processes. Specifically, the Audit and Risk Committee assists the Board of Directors in monitoring various internal controls and risk areas, including: the integrity of Capital One’s financial statements and internal controls; Capital One’s compliance with legal and regulatory requirements; the qualifications, independence and performance of Capital One’s independent auditor; the performance of Capital One’s internal auditor; and the processes by which management assesses and manages risk. The Audit and Risk Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. Although other members of the Audit and Risk Committee may qualify as “financial experts” under the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder, the Board has designated Mr. Dietz as the committee’s “financial expert”. In January 2005, the Board of Directors and the Audit and Risk Committee approved an amended and restated Charter for the Audit and Risk Committee, which is filed as Appendix A to this Proxy Statement and available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary at the address set forth on the Notice of Annual Stockholder Meeting. Mr. Flick will no longer be a director of Capital One, and consequently will not be a member of the Audit and Risk Committee, following the 2005 Annual Stockholders Meeting.

The Compensation Committee

Members: Messrs. Westreich (Chairman), Hay, Kimsey and Shattuck. The Compensation Committee recommends officers for election or re-election or recommends to the Board the manner in which such officers shall be chosen, and evaluates and recommends to the independent directors the Chief Executive Officer’s compensation in light of its assessment of his performance and anticipated contributions with respect to Capital One’s strategy and objectives. The Compensation Committee also recommends the hiring, promotion, tier levels, salary levels, incentive awards and termination arrangements for executive officers, other than the Chief Executive Officer, to the independent directors of the Board, and oversees and approves other compensation programs. The Compensation Committee administers Capital One’s 2004 Stock Incentive Plan, the

Stock Purchase Plans and various other employee benefit plans. In July 2004, the Board of Directors and the Compensation Committee approved an amended and restated Charter for the Compensation Committee, which is available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary. Mr. Kimsey will no longer be a director of Capital One, and consequently will not be a member of the Compensation Committee, following the 2005 Annual Stockholders Meeting.

The Governance and Nominating Committee

Members: Messrs. Gross (Chairman), Flick, Ms. Hackett and Mr. Hay. The Governance and Nominating Committee assists the Board of Directors with respect to a variety of corporate governance matters and practices. These matters include advising the Board on its organization, membership and function, including the identification and recommendation of director nominees and the structure and membership of each committee of the Board, corporate governance principles applicable to Capital One and oversight of the Board’s and the Chief Executive Officer’s annual evaluations. In January 2005, the Board of Directors and the Governance and Nominating Committee approved an amended and restated Charter for the Governance and Nominating Committee, which is available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary. Mr. Flick will no longer be a director of Capital One, and consequently will not be a member of the Governance and Nominating Committee, following the 2005 Annual Stockholders Meeting.

The Finance Committee

Members: Messrs. Shattuck (Chairman), Dietz, Fairbank, and Westreich. The Finance Committee assists the Board of Directors in overseeing Capital One’s management of liquidity, capital and financial risks. Specifically, the Finance Committee monitors Capital One’s significant capital and funding transactions; monitors liquidity and financial risks and exposures; oversees Capital One’s debt funding and capital programs; oversees establishment and monitors execution of Capital One’s wholesale and retail funding plans; and recommends the payment of dividends on Capital One’s common stock to the Board of Directors. The Finance Committee reports on its oversight to the Audit and Risk Committee annually. In January 2005, the Board of Directors and the Finance Committee approved an amended and restated Charter for the Finance Committee, which is available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary.

The Director Nomination Process

The Governance and Nominating Committee considers and makes recommendations to the Board concerning nominees to fill open positions within the Board. It is the Committee’s policy that stockholders may propose nominees for consideration by the Committee by submitting the names and other relevant information to the Corporate Secretary, with a copy to the Chairman of the Committee, at the address set forth on the Notice of Annual Stockholder Meeting.

All director candidates, including those recommended by stockholders, are evaluated on the same basis. The Committee feels that candidates must represent diversity of experience and possess a strong educational background, substantial tenure and breadth of experience in leadership capacities, and business and financial acumen. Candidates may also be selected for their background relevant to the Company’s business strategy, their understanding of the intricacies of a public company, their international business background, and their experience in risk management. A reputation for high personal and professional ethics, integrity and honesty, good character and judgment, the ability to be an independent thinker, diversity of background and an inquisitive and objective perspective are also considered among the relevant criteria. The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of Capital One’s business.

Director candidates, other than sitting directors, may be interviewed by the Chairman of the Committee, other directors, the Chief Executive Officer and/or other members of senior management. The results of those interviews, as well as any “background checks” the Committee deems appropriate, are considered by the Committee in making its recommendation to the Board. The Committee also considers sitting directors for re-nomination in light of the above considerations and their past and potential contributions to the Board. The Committee engaged the services of an independent recruiting firm in identifying, contacting and recommending Ms. Hackett for election to the Board, and is authorized to engage one or more firms, at Capital One’s expense, to provide similar services in the future.

How to Contact the Board and the Presiding Director

Under Capital One’s Corporate Governance Policy, the chairperson of the Governance and Nominating Committee presides at executive sessions of non-management directors. Interested parties may make their concerns known to the non-management directors as a group by contacting the chairperson of the Governance and Nominating Committee, care of the Corporate Secretary, at the address set forth on the Notice of Annual Stockholder Meeting. Communications may also be sent to individual directors at the above address. Currently Mr. Gross presides at executive sessions of non-management directors.

The Corporate Secretary reviews all communications sent to the Board, committees, or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board, the non-management directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chairperson of the Audit and Risk Committee and Capital One’s Chief Auditor. Other communications are referred to the presiding director, the chairperson of the appropriate committee, and/or the specified director, as applicable. Currently Capital One’s Chief Auditor is Mr. Thomas Emerson.

Corporate Governance Policy

Capital One’s Corporate Governance Policy is available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary.

Code of Conduct

Capital One has adopted a Code of Business Conducts and Ethics (“Code of Conduct”), which applies to Capital One’s Chief Executive Officer, Chief Financial Officer and other persons performing similar functions, as well as to all of Capital One’s directors and associates. The Code of Conduct, as amended from time to time, is available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary. Capital One will also post on its website any waiver under the Code of Conduct granted to any of its directors or executive officers.

Compensation of the Board

Annual Fees and Option Grants

Directors who joined the Board prior to 2003 and who are not employees of Capital One receive a retainer of $35,000 each year, options to purchase 21,900 shares every three years, and reimbursement of their expenses to attend meetings. They do not receive any additional fees for attending meetings or for being members of a committee, other than reimbursement of taxes arising from certain income attributable to them in connection with their attendance and the expenses related to the optional attendance of a spouse or guest at the Board’s annual strategic offsite meeting.

On November 7, 2002, each non-employee director at the time received a grant of 60,000 options to purchase shares of Capital One common stock under Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”), to reflect additional demands on the director for service through April 2005. The options vest over a three-year period ending in April 2005, and were granted at an exercise price of $31.765, which was the common stock’s fair market value on the date of grant (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape). Additionally, in 2001 each non-employee director agreed to give up his retainer and stock options from April 2002 through April 2005 in exchange for a one-time grant of performance-based options to purchase 61,000 shares of Capital One’s common stock under the 1999 Directors Plan. These options were granted on October 18, 2001 and have an exercise price of $48.535, which was the common stock’s fair market value on that date. These options were to vest on October 18, 2010, or earlier under the following circumstances: (i) immediately upon a change of control of Capital One; (ii) 20 days after Capital One achieved cumulative earnings per share of $5.03 or more in four consecutive fiscal quarters on or before December 31, 2004, or (iii) if Capital One’s common stock achieves a certain fair market value for any five (5) trading days on or before certain specified dates. After the quarter ended March 31, 2004, the second condition was satisfied, and these options vested in full for all directors to whom they had been granted.

If a director ceases to serve as a director before the annual stockholder meeting in 2005, the director will relinquish a pro rata portion of any unvested options based on the number of full years he has served as a director since April 2002. The options are generally exercisable until the earlier of October 18, 2011 or three years after the director ceases to serve as a director, but may terminate sooner if the director dies or ceases to serve as a director before the options become fully exercisable. All options held by Mr. Flick and Mr. Kimsey (who are not standing for re-election) will be fully vested prior to their departure from the Board; they will have three years from the date of the annual meeting to exercise these options, unless the options have an earlier expiration date.

Directors who joined the Board in 2003 and 2004 receive an annual cash retainer of $60,000; an additional annual retainer of $20,000 for membership on the Audit and Risk Committee and $10,000 for membership on any other committee; a prorated award of stock options reflecting a Black-Scholes value of $170,000 for a full three year term vesting ratably over three years; a one-time grant of restricted stock units with a value of $50,000, vesting on the third anniversary of the date of grant; and reimbursement of their expenses to attend meetings. The directors’ compensation was prorated if they joined the Board at a time other than at the Annual Stockholders Meeting. The stock options and restricted stock units may vest earlier upon the death or disability of the director or a change of control of Capital One. Messrs. Hay and Shattuck joined the Board in 2003 and each received a grant of 840 restricted stock units (face value of $50,000 on the date of grant); Ms. Hackett joined in 2004 and received a grant of 650 stock units (face value of $50,000 on the date of grant). The directors do not receive any additional payments for attending meetings, other than reimbursement of taxes arising from certain income attributable to them in connection with their attendance and the expenses related to the optional attendance of a spouse or guest at the Board’s annual strategic offsite meeting. Each such director also had the opportunity to elect to forego his or her annual cash retainers for an additional grant of stock options with three-year ratable vesting. Both Mr. Hay and Mr. Shattuck elected to forego their cash retainers through Capital One’s 2005 annual meeting of stockholders in favor of such stock options, for an aggregate of 4,275 stock options each. Ms. Hackett chose not to forego her cash retainers.

Mr. Fairbank, who is an employee of Capital One, receives no additional compensation for his service as a director.

Other Benefits

Under the 1994 Deferred Compensation Plan, directors who are not employees of Capital One may voluntarily defer all of their annual fees and receive deferred income benefits. Director’s accounts are credited monthly with an interest equivalent in an amount determined from time to time by Capital One, which was 8.1% in 2004. Directors electing this deferral will begin to receive their deferred income benefits in cash when they cease to be directors, or earlier if authorized by the Compensation Committee. Benefits are generally payable in monthly installments beginning within 90 days after retirement and extending no later than the date the individual reaches age 80. If a director dies before he receives these benefits, they will be paid to his beneficiaries or estates. Upon a change of control of Capital One and unless otherwise directed by a director, Capital One shall pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director’s account balance as of the date of the change of control. Capital One offers directors the opportunity to direct up to $10,000 annually, to be contributed by Capital One, to a charitable organization of their choice. In addition, from time to time, Capital One may give our directors tokens of appreciation of nominal financial value, together with a gross-up for related tax liabilities.

Related Party Transactions	Capital One had no reportable related party transactions in 2004.

COMPENSATION OF EXECUTIVE OFFICERS

Change in Compensation Cycle

Historically, Capital One has measured the individual performance of its associates, including its executives (other than the Chief Executive Officer (“CEO”)), from October of the preceding year through September of the current year. As a result, annual equity awards of restricted stock and/or stock options have historically been granted in December of each year. In 2004, we changed our performance management cycle to measure individual performance for the calendar year. In accordance with this new cycle, we evaluated our associates and executives in early 2005 for their performance from October 2003 to December 2004. Because of this shift no annual long-term incentive awards were granted to either our executives or our broader associate population, other than the CEO, in calendar year 2004. The CEO has historically received an equity-based award during the fourth quarter of the year preceding the period his compensation covers, which may be one or multiple years. We followed a similar practice in 2004 and, therefore, our CEO received a grant (described more fully below) representing his 2005 compensation in December 2004. Due to this change in the compensation cycle for our other associates, therefore, the grant to the CEO in December represented a significant percentage of our option grants in 2004.

Summary Compensation Table

The following table summarizes compensation awarded to, earned by or paid to our Chief Executive Officer and the other four most highly compensated executive officers for the year ended December 31, 2004 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation								Long-Term Compensation
Name and Principal Position	Year		Salary ($)		Bonus(1) ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)(2)		Securities Underlying Options(#) (2)		All Other Compensation ($)
(a)	(b)		(c)		(d)		(e)		(f)		(g)		(h)

RICHARD D. FAIRBANK	2004		$0	(4)	$0	(4)	$152,785	(7)	$0		566,000	(9)	$22,182	(11)
Chairman of the Board, Chief Executive	2003		$0	(5)	$0	(5)	$60,584	(7)	$0		360,000	(4)(10)	$6,960
Officer and President	2002		$0	(5)	$0	(5)	$97,274	(7)	$0		0		$6,534

GARY L. PERLIN	2004		$480,000	(6)	$1,132,032		—	(7)	$0		0		$8,506	(11)
Executive Vice President, Chief Financial Officer	2003	(3)	$195,192		$400,800		—		$669,957	(8)	124,500	(3)(10)	$0

JOHN G. FINNERAN, JR.	2004		$465,000		$681,234	(5)	—	(7)	$0		5,612	(10)	$37,503	(11)
Executive Vice President, General	2003		$422,083		$525,722	(5)	—		$1,231,212	(8)	45,000	(10)	$74,920
Counsel and Corporate Secretary	2002		$400,000		$579,370	(5)	—		$1,077,103	(8)	57,600	(10)	$95,068

CATHERINE G. WEST	2004		$420,000		$637,228	(5)	—	(7)	$0		0		$95,024	(11)
Executive Vice President, U.S. Card	2003		$370,000		$516,763	(5)	—		$1,626,881	(8)	40,200	(10)	$74,067
	2002		$317,500		$529,614	(5)	—		$1,077,103	(8)	57,600	(10)	$72,284

DAVID R. LAWSON	2004		$450,000		$699,480		—	(7)	$0		0		$43,003	(11)
Executive Vice President, Auto Finance	2003		$392,500		$645,750		—		$1,467,156	(8)	34,400	(10)	$32,716
	2002		$335,833		$487,800		—		$447,474	(8)	28,033	(10)	$25,668

(1)	Bonuses earned and reported for each calendar year are paid during the following calendar year.

(2)

As described in “Change in Compensation Cycle” above, Capital One granted long-term equity incentive awards in March 2005 in connection with executives’ performance from October 2003 to December 2004. Historically, Capital One has measured individual performance from October of the preceding year through September of the current year. As a result annual equity awards have historically been granted in December of each year. In 2004, we aligned our measurement of individual performance with the calendar year.

Because of this shift no annual long-term incentive awards were granted in calendar year 2004 except those granted to our CEO (discussed above) to serve as his total compensation for 2005.

(3)	Mr. Perlin joined Capital One in July 2003. The amounts shown reflect his compensation for a full year in 2004 and compensation, including equity-based awards granted in connection with the initiation of his employment with Capital One, for July 2003 through December 2003.

(4)	Under a compensation package approved by the Board of Directors on November 10, 2003, Mr. Fairbank agreed to give up his entire salary and all benefits under the Stock Purchase Plans, the Associate Savings Plan (“Savings Plan”) and the Unfunded Excess Savings Plan (“Excess Savings Plan”), plus his potential annual cash incentive and Supplemental Executive Retirement Plan (“SERP”) contribution for the year 2004 in exchange for an award of stock options and an award of performance based shares. Under this agreement, in 2003 Mr. Fairbank was granted 360,000 time-based stock options and an award of up to 355,410 performance-based restricted stock units. The award is based on Capital One’s earnings per share growth relative to Capital One’s comparator group from January 1, 2004 through December 31, 2006. Those restricted stock units will vest and be payable in common stock on the January 31 following Mr. Fairbank’s retirement.

(5)	Under a compensation package approved by the Board of Directors on October 18, 2001 (EntrepreneurGrant V), Mr. Fairbank agreed to give up his entire salary and all benefits under the Stock Purchase Plans, the Savings Plan and the Excess Savings Plan, plus all potential annual cash incentives, annual stock option grants and SERP contributions for the years 2002 and 2003 in exchange for an award of stock options. Under this agreement, Mr. Fairbank was granted 2,121,000 long-term stock options with performance-based accelerators and 1,335,000 time-based stock options in 2001. Also under EntrepreneurGrant V, Mr. Finneran and Ms. West elected to forgo up to 50% of their expected annual cash incentives for compensation years 2002, 2003 and 2004 in exchange for long-term stock options with performance-based accelerators which were granted in 2001. The amounts shown in this table for Mr. Finneran and Ms. West are cash bonuses awarded, net of amounts foregone. Cash bonuses otherwise payable to Mr. Finneran and Ms. West were reduced for 2004 as follows: Mr. Finneran $265,878; and Ms. West $195,716. Cash bonuses otherwise payable to Mr. Finneran and Ms. West were reduced for 2003 as follows: Mr. Finneran $250,828; and Ms. West $184,637. Cash bonuses otherwise payable to Mr. Finneran and Ms. West were reduced for 2002 as follows: Mr. Finneran $236,630; and Ms. West $174,186. Capital One’s EntrepreneurGrant programs are more fully described in the “Report of the Compensation Committee on Executive Compensation.”

(6)	Includes $130,000 that Mr. Perlin elected to defer into Capital One’s Voluntary Non-Qualified Deferred Compensation Plan. No other Named Executive Officer participated in the Voluntary Non-Qualified Deferred Compensation Plan during calendar year 2004. The Plan is more fully described in “Pension and Other Retirement Plans—General” on page 22.

(7)	Other annual compensation for the years 2002-2004 for Mr. Fairbank consists of the following:

Year	Personal Financial Services	Automobile	Health Screening
2004	$137,386	$15,399	$0
2003	$52,193	$8,391	—
2002	$56,000	$41,274	—

While Mr. Fairbank receives a financial services allowance of $65,000 per year, certain initial set up costs incurred in 2003 were paid in 2004.

Other annual compensation for the other Named Executive Officers for the year ended December 31, 2004 includes the total value of automobile and personal financial services allowances for Messrs. Perlin, Lawson and Finneran and Ms. West as follows: Mr. Perlin $14,010 and $0; Mr. Lawson $10,461 and $3,530; Mr. Finneran $14,179 and $4,000; and Ms. West $11,846 and $0, respectively. Also included is the cost incurred by Capital One for comprehensive health screenings as follows: Mr. Lawson $1,367, Mr. Perlin $3,600 and Ms. West $1,500. Mr. Finneran did not receive health screening services in 2004.

Additionally, Messrs. Fairbank, Finneran, Lawson, and Perlin and Ms. West are provided the following, all of which Capital One considers business expenses that are not compensation to such officers: home security and alarm system and home office equipment. Mr. Fairbank is also provided with business use only of Capital One’s leased airplane and a personal security associate and driver for business purposes only.

(8)	Amounts for 2003 represent the dollar value of 12,080, 16,970, 22,200 and 19,850 shares of restricted stock awarded in 2003 to Messrs. Perlin, Lawson and Finneran and Ms. West, respectively, pursuant to Capital One’s 1994 Stock Incentive Plan, based on the closing market price of Capital One common stock on the date of grant (December 15, 2003) of $55.46 per share. Both Mr. Lawson’s amount and Ms. West’s amount each also represents an additional grant of 10,000 shares of restricted stock awarded in 2003 pursuant to Capital One’s 1994 Stock Incentive Plan, based on the closing market price of Capital One common stock on the last business day immediately preceding the date of grant (June 8, 2003) of $52.66. Amounts for 2002 represent the dollar value of 13,290, 31,990 and 31,990 shares of restricted stock awarded in 2002 to Messrs. Lawson and Finneran and Ms. West, respectively, pursuant to Capital One’s 1994 Stock Incentive Plan, based on the closing market price of Capital One common stock on the date of grant (December 6, 2002) of $33.77 per share. As of December 31, 2004, Mr. Perlin held 9,060 shares of restricted stock valued at $762,943, Mr. Lawson held 36,018 shares of restricted stock valued at $3,033,076, Mr. Finneran held 48,645 shares of restricted stock valued at $4,095,974 and Ms. West held 56,878 shares of restricted stock valued at $4,789,696, based on the closing market price of Capital One common stock on December 31, 2004 of $84.21 per share. All shares of restricted stock granted December 15, 2003 vest 25% on December 15, 2004, 25% on December 15, 2005 and 50% on December 15, 2006. All other shares of restricted stock described in this paragraph will vest on the third anniversary of the date of grant. All restricted shares will vest immediately upon a change in control of Capital One or the death, disability or retirement of the grantee. Each of Messrs. Perlin, Lawson and Finneran and Ms. West have voting power and are entitled to receive all dividends paid with respect to their shares of restricted stock.

(9)	Includes stock options awarded under the 2004 Stock Incentive Plan.

(10)	Includes stock options and reload stock options awarded under the 1994 Stock Incentive Plan.

(11)	All other compensation consists of the amount of contributions Capital One made under the Stock Purchase Plans and the Savings Plan, credits to the account of the executive under the Excess Savings Plan, Capital One’s payments to cover the premiums for term life insurance policies and the premiums attributable to the term life insurance portion of split-dollar life insurance policies. Split-dollar life insurance policies for all named officers were terminated in March 2004. For 2004, matching company contributions equal to 17.65% of the associate contributions under the Stock Purchase Plans were: Ms. West $63,000. For 2004, Capital One’s contributions to the Savings Plan were: Mr. Lawson $6,150; Mr. Finneran $6,150 and Ms. West $6,150. The amounts of matching credits under the Excess Savings Plan during 2004 were: Mr. Lawson $26,903; Mr. Finneran $23,572; and Ms. West $22,103. For 2004, Capital One paid the following amounts for term life insurance policies or for the term portion of split-dollar insurance policies: Mr. Fairbank $22,182; Mr. Perlin $8,506; Mr. Lawson $9,951; Mr. Finneran $7,781; and Ms. West $3,771. Mr. Fairbank receives term life insurance coverage of $5,000,000. All other named officers receive term life insurance of 2.5 times target cash compensation with a maximum coverage of $5,000,000.

Option Grant Table

The following table sets forth information concerning grants of stock options made to the Named Executive Officers in 2004.

2004 OPTION GRANTS

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)		% of Total Options Granted to Associates for the 2004 Fiscal Year	Exercise Price per Share(2)	Expiration Date	Grant Date Value (5)
Richard D. Fairbank	566,000	(3)	70.69%	$82.385	12/19/2014	$18,002,643	(6)
Gary L. Perlin	0		—	—	—	—
David R. Lawson	0		—	—	—	—
John G. Finneran, Jr.	2,934	(4)	0.37%	$68.160	12/13/2011	$93,275	(7)
	1,465	(4)	0.18%	$68.160	12/17/2008	$34,241	(8)
	1,213	(4)	0.15%	$82.385	12/12/2011	$39,655	(9)
Catherine G. West	0		—	—	—	—

(1)	As described in “Change in Compensation Cycle” above, Capital One granted long-term incentive awards in March 2005 in connection with executives’ performance from October 2003 to December 2004. Historically, Capital One had measured individual performance from October of the preceding year through September of the current year. As a result, awards were typically made in December. In 2004, we aligned our measurement of individual performance with the calendar year. Because of this shift no annual long-term incentive awards were granted in 2004 except those granted to our CEO to serve as his total compensation for 2005. In 2004, Capital One granted a total of 800,735 stock options.

(2)	Equal to the fair market value of the common stock on the date of grant determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.

(3)	These options are time-based options that vest five years from date of grant or earlier upon the optionee’s death, disability or retirement or upon a change of control of Capital One and are transferable only to or for the benefit of immediate family members.

(4)	These options are reload options, granted following the exercise of options with a reload feature, that vest six months from date of grant or earlier upon the optionee’s death, disability or retirement or upon a change of control of Capital One and are transferable only to or for the benefit of immediate family members.

(5)	The values determined through the Black-Scholes model reflect discounting to reflect the lack of liquidity due to the option holding requirements and risk of forfeiture. The accounting rules require the Company to use a different Black-Scholes calculation to determine the stock option expense.

(6)	Calculated using a Black-Scholes option pricing model with the following assumptions: dividend yield 0.12948%; volatility of expected market price of stock 44.545%; risk-free interest rate 4.00%; discount for risk of forfeiture 25% and expected option life (in years) 7.

(7)	Calculated using a Black-Scholes option pricing model with the following assumptions: dividend yield 0.15651%; volatility of expected market price of stock 48.927%; risk-free interest rate 3.686%; discount for risk of forfeiture 2.5% and expected option life (in years) 5.3.

(8)	Calculated using a Black-Scholes option pricing model with the following assumptions: dividend yield 0.15651%; volatility of expected market price of stock 46.465%; risk-free interest rate 2.745%; discount for risk of forfeiture 2.5% and expected option life (in years) 3.3.

(9)	Calculated using a Black-Scholes option pricing model with the following assumptions: dividend yield 0.12948%; volatility of expected market price of stock 42.297%; risk-free interest rate 3.278%; discount for risk of forfeiture 2.5% and expected option life (in years) 4.9.

Option Exercise and Option Value Table

The following table sets forth information concerning exercises of stock options made by the Named Executive Officers in 2004 and the values of unexercised options held by the Named Executive Officers at 2004 year end.

2004 OPTION EXERCISES AND OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized(1)		Number of Securities Underlying Unexercised Options at 2004 Year End Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options at 2004 Year End Exercisable/ Unexercisable(2)
Richard D. Fairbank	1,035,548	$56,484,609	(3)	9,340,739/1,936,661	$521,064,064/$39,115,115
Gary L. Perlin	0	$0		41,499/83,001	$1,410,772/$2,821,635
David R. Lawson	102,298	$2,637,940		4,343/87,430	$65,816/$2,627,819
John G. Finneran, Jr.	560,637	$15,733,304		19,399/183,121	$489,651/$5,484,672
Catherine G. West	231,000	$5,656,963		302,069/46,000	$10,886,272/$1,710,194

(1)	The value realized is the net value of the shares (market price less the exercise price) received.

(2)	In-the-Money Options are those for which the 2004 year-end market price of the underlying shares of common stock exceeded the exercise price of the option. The value of the In-the-Money Options is the difference between the market price (determined on the basis of the closing sale price as reported by the New York Stock Exchange Composite Transaction Tape on the last business day of 2004) of the common stock ($84.21 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

(3)	The entire value realized by Mr. Fairbank through the exercise of stock options is attributable to options that would have expired in 2004 or 2005.

Long-Term Incentive Plans—Awards in Last Fiscal Year

There were no long-term incentive award grants made to the Named Executive Officers in 2004 other than the award to Mr. Fairbank, described in footnotes 1 and 3 to the “2004 Option Grants” table and in the “Report of the Compensation Committee on Executive Compensation.” See also “Change in Compensation Cycle” on page 16.

Company Arrangements with Executive Officers

Employment Agreements	Capital One does not have employment agreements with any of its executive officers. The compensation arrangements with the executive officers encourage their continued employment with Capital One.

Change of Control Employment Agreements	All of the executive officers identified on pages 7 and 8 of “Information About Our Directors and Executive Officers,” have change of control employment agreements. The agreements are designed to ensure that if a change of control of Capital One occurs, Capital One’s business will continue with minimal disruption because these agreements provide greater employment security to key operational and management executives. A change of control will occur if one or more of the following events take place: (i) an acquisition of 20% (or, if shares are purchased from Capital One, 40%) or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) certain mergers involving Capital One, or (iv) the liquidation, dissolution or sale of all or substantially all of Capital One’s assets.

The agreements with Messrs. Fairbank and Finneran entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of three times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within three years after the change of control (or within one year prior to and in anticipation of the change of control) they are terminated without cause, or if they voluntarily leave for good reason (which includes leaving for any reason during the 30-day period beginning one year after a change of control). Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

All other executive officers identified on pages 7 and 8 of “Information About Our Directors and Executive Officers” have change of control agreements that entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of two times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within two years after the change of control (or within one year prior to and in anticipation of the change of control) they are terminated without cause, or if they voluntarily leave for good reason. Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The change of control agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control. All of Capital One’s equity-based awards will vest immediately if a change of control, as defined in the applicable stock incentive plan, occurs.

Copies of all such agreements have been previously filed with the Securities and Exchange Commission and can be found in their website at www.sec.gov.

Pension and Other Retirement Plans

General

In 1995, Capital One made a number of changes to its pension and deferred compensation plans. Among the changes were that Capital One stopped the accrual of further pay-based credits to Capital One’s Cash Balance Pension Plan (the “Cash Balance Pension Plan”) and the related excess cash balance pension plan (the “Excess Cash Balance Plan”). Capital One also eliminated the Executive Employees Supplemental Retirement Plan and the ability of executive officers to defer compensation under the 1994 Deferred Compensation Plan.

In May 2004, Capital One implemented the Voluntary Non-Qualified Deferred Compensation Plan for Executives of Capital One (the “VNDCP”). Executives who elect to participate in the VNDCP may defer up to 50% of their salary, and up to 100% of their incentive bonus, into the VNDCP on a tax-deferred basis. The Company contributes the deferrals into a “rabbi trust,” for purposes of paying benefits under the VNDCP. A “rabbi trust” is a special trust for nonqualified deferred compensation plans in which the assets are subject to claims of the company’s general creditors. Distributions under the VNDCP may be made to Executives according to their respective elected schedule for distribution, or upon termination of employment, change of control, or certain other events. This Plan is in addition to Capital One’s Excess Savings Plan.

In October 2004, the American Jobs Creation Act of 2004 (the “AJCA”) was enacted into law. The AJCA contains significant new restrictions and changes with respect to plans or arrangements that permit “deferred compensation.” In December 2004 the Capital One Board approved a resolution authorizing the Executive Vice President, Human Resources, and certain other officers, to amend, as necessary, any Capital One plan, benefit or arrangement to be in accordance with the requirements of the AJCA. Capital One’s Human Resources and Legal Departments are reviewing and modifying each benefit plan and program to conform with the new rules.

Cash Balance Pension Plan and Excess Cash Balance Plan

Before each was amended in November 1995, Capital One offered a Cash Balance Pension Plan and an Excess Cash Balance Plan to all full-time salaried associates and certain executive officers, respectively, of Capital One and its subsidiaries. The Cash Balance Pension Plan is a type of defined benefit plan intended to qualify under Section 401(a) of the Internal Revenue Code, under which participants were credited with certain pay-based credits for all annual paid compensation up to the allowable limit under IRS regulations of $150,000, indexed for cost of living increases. The Excess Cash Balance Plan provided additional benefits to participants to the extent benefits under the Cash Balance Pension Plan were restricted because of limitations on allowable compensation imposed by provisions of the Internal Revenue Code.

In November 1995, Capital One amended the Cash Balance Pension Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995 and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest credits continue to be credited on plan balances on a quarterly basis. The estimated annual payouts upon retirement in the Cash Balance Pension Plan and the Excess Cash Balance Plan as of December 31, 2004 are, respectively, $2,492 and $7,625 for Mr. Fairbank; and $1,744 and $1,192 for Mr. Finneran. Since the Cash Balance Pension Plan is an account-based defined benefit plan, years of service are not tracked. These projected benefits assume interest credits under the Cash Balance Pension Plan to be 3.38% credited quarterly and under the Excess Cash Balance Plan to be 5.25% credited monthly.

In lieu of the pay-based credits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, beginning January 1, 1996, Capital One began making automatic contributions equal to 3% of an associate’s eligible compensation to the associate’s account in the Associates Savings Plan (Capital One’s 401(k) plan) and, if applicable, the Excess Savings Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	15,302,240	(3)	$38.11	(3)	7,068,515	(5)
Equity compensation plans not approved by security holders(2)	16,785,226	(4)	$47.01	(4)	1,840,595	(6)

Total	32,087,466		$42.77		8,909,110

(1)	The following plans have been approved by Capital One stockholders: the 2004 Stock Incentive Plan, the 1994 Stock Incentive Plan and the 1995 Directors Plan.

(2)	The following plans have not been approved by Capital One stockholders: the 1999 Stock Incentive Plan; the 1999 Directors Plan; the 2002 Non-Executive Officer Stock Incentive Plan (the “2002 Stock Incentive Plan”); and the 2002 Associate Stock Purchase Plan, all of which are described below. Two of these plans, the 1999 Stock Incentive Plan and the 2002 Stock Incentive Plan were terminated in April 2004. In addition, pursuant to the terms of the 1994 Stock Incentive Plan, as initially approved by Capital One’s stockholders on October 28, 1994 and most recently re-approved by Capital One’s stockholders on April 29, 1999, Capital One’s Board of Directors had the right, without stockholder approval, to amend the plan to increase the number of shares of common stock that may be issued under the plan, provided that such increase is not required to be approved by stockholders under the Internal Revenue Code of 1986, as amended. Following stockholder approval of this Plan in 1999, the Board increased by 25,500,000, in the aggregate, the number of shares of common stock that may be issued with respect to awards granted pursuant to the plan.

(3)	Excludes issued and outstanding shares of restricted stock and excludes restricted stock units.

(4)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan; outstanding restricted stock units under the 1999 Directors Plan; issued and outstanding shares of restricted stock and stock appreciation rights to be settled in cash under the 2002 Stock Incentive Plan; and issued and outstanding shares of restricted stock and stock appreciation rights to be settled in cash under the Board-approved portion of the 1994 Stock Incentive Plan.

(5)	Represents shares available for future issuance under the 2004 Stock Incentive Plan as either stock options, stock appreciation rights, restricted stock, restricted stock units, or incentive stock awards. The 1995 Directors Plan was terminated on April 29, 1999 and the 1994 Stock Incentive Plan was terminated upon shareholder approval of the 2004 Stock Incentive Plan, thus there are no shares available for future issuance under these plans.

(6)	Represents 193,430 shares available for future issuance under the 1999 Directors Plan as either stock options, restricted stock or restricted stock units; and 1,647,165 shares available for future issuance under the 2002 Associate Stock Purchase Plan as discounted shares purchased voluntarily by Capital One associates through regular payroll deductions. The 1999 Stock Incentive Plan and the 2002 Stock Incentive Plan were terminated upon shareholder approval of the 2004 Stock Incentive Plan; thus, there are no shares available for future issuance under these plans.

Description of Non-Stockholder Approved Equity Compensation Plans

Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s stockholders and that had grants outstanding or shares available for issuance as of December 31, 2004.

1999 Stock Incentive Plan

The 1999 Stock Incentive Plan was terminated by the Board per recommendation and previous approval of the Compensation Committee upon the approval by the stockholders of the Corporation of the 2004 Stock Incentive Plan at the last annual meeting in April of 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 1999 Stock Incentive Plan remained in full force and effect under the terms of such plan.

This is a brief description of the material features of the 1999 Stock Incentive Plan that were in effect, in the terms described hereinabove, as of December 31, 2004. The 1999 Stock Incentive Plan was adopted by the Board on April 29, 1999. Under the plan, Capital One had reserved 600,000 shares of Capital One common stock for issuance in the form of non-qualified stock options. The number of shares that were available for issuance under the plan included shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares surrendered by a participant or retained by Capital One in payment of applicable exercise price or tax withholding liabilities.

Stock options could be granted under the 1999 Stock Incentive Plan to all employees and consultants of Capital One. All options granted under the plan to date were granted on April 29, 1999 and expire on April 29, 2009. These options vested immediately upon the optionee’s execution of an intellectual property protection agreement with Capital One. The plan is administered by a committee consisting solely of two or more non-employee directors of Capital One as determined by the Board (the “Committee”).

Currently, no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Corporation and approved in the 2004 annual meeting, any reload options that the Corporation is obligated to grant upon the exercise of awards from the 1999 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan and shares of common stock of the Corporation used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

1999 Director Plan

The 1999 Director Plan was adopted by the Board on April 29, 1999, and was most recently amended on September 19, 2002. The plan authorizes a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and restricted stock units to members of the Board who are not otherwise, at the time an award is granted, an employee of Capital One or any subsidiary of Capital One. The number of shares available for issuance under the plan includes shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock. Shares issued pursuant to the plan are treasury shares. The plan is administered by the Board.

The exercise price of stock options granted under the plan may not be less than the fair market value, as defined in the 1999 Director Plan, of Capital One common stock on the date of grant. The maximum term of each stock option is ten years and vesting schedules are determined at the time of grant. The Board may, in its discretion, grant options that by their terms become fully exercisable upon a change of control, as defined in the 1999 Director Plan.

The Board may award restricted stock to eligible directors. During the restricted period, a director may not dispose of any restricted shares and must forfeit any restricted shares granted to such director, if he or she ceases to be a member of the Board. The Board has the authority to establish the terms and conditions upon which these restrictions will lapse. The Board may also, at any time, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who receives an award of restricted stock shall have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

The Board may award restricted stock units to eligible directors under the plan. The Board has the authority to establish, in its discretion, the length of the vesting period; any restrictions with respect to an award of restricted stock units and the terms and conditions upon which restrictions, if any, shall lapse.

The Board has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan was terminated by the Board per recommendation and previous approval of the Compensation Committee upon the approval by the stockholders of the Corporation of the 2004 Stock Incentive Plan at the last annual meeting in April of 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 2002 Stock Incentive Plan remained in full force and effect under the terms of such plan.

This is a brief description of the material features of the 2002 Stock Incentive Plan that were in effect, in the terms described hereinabove, as of December 31, 2004. The 2002 Stock Incentive Plan was adopted by the Board on January 17, 2002 and amended on September 19, 2002. Under the 2002 Stock Incentive Plan, 8,500,000 shares of Capital One common stock had been reserved for issuance with respect to the grant of non-qualified stock options, stock appreciation rights, restricted stock or incentive stock. The number of shares that were available for issuance under the plan includes shares subject to options or stand-alone stock appreciation rights granted under the plan that expire or otherwise terminate unexercised, shares forfeited pursuant to restrictions on restricted stock or incentive stock and shares surrendered by a participant or retained by Capital One in payment of the exercise price of an option or applicable tax withholding liabilities. The plan is administered by a committee (the “Committee”) consisting solely of at least two non-employee directors of Capital One.

All employees of Capital One or its subsidiaries that the Committee determined to have contributed to the profit and growth of Capital One were eligible to receive awards under the plan, except for Capital One’s “executive officers” (generally, those subject to Section 16 of the Securities Exchange Act of 1934, as amended).

Currently no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Corporation and approved in the 2004 annual meeting, any reload options that the Corporation is obligated to grant upon the exercise of awards from the 2002 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan and shares of common stock of the Corporation used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

2002 Associate Stock Purchase Plan

The 2002 Associate Stock Purchase Plan (the “ASPP”) was adopted by the Board on September 19, 2002. Under the ASPP, Capital One has reserved 3,000,000 shares of Capital One common stock for the purpose of employee purchases. These shares may consist of newly issued shares, treasury shares or shares acquired on the open market. The ASPP is administered by a committee consisting of at least two non-employee directors appointed by the Board.

All current and future employees of Capital One are eligible to participate in the ASPP. Each eligible employee may elect regular, monthly payroll deductions of up to 15% of such employee’s base compensation for that payroll period to be used to purchase shares of Capital One common stock at monthly intervals. Eligible employees may also elect to make a lump-sum cash contribution (provided that the total of the payroll deductions and such contributions for any calendar quarter do not exceed 15% of an employee’s base compensation for such period) to be used to purchase shares at the end of each calendar quarter. The purchase price for all share purchased is equal to 85% of the fair market value of shares of Capital One common stock on the date of purchase. Purchased shares will be held in an investment account established on behalf of each participating employee. Participating employees are entitled to sell the shares held in their accounts at any time, subject to federal securities laws.

Performance Graph

The following graph compares cumulative total stockholder return on our common stock with the S&P Composite 500 Stock Index (“S&P 500 Index”) and an industry index, the S&P Financial Composite Index (“S&P 500 Financials Index”), for the period from December 31, 1999 to December 31, 2004. The graph assumes an initial investment of $100 in common stock of the specified securities. The cumulative returns include stock price appreciation and assume full reinvestment of dividends. The stock price performance on the graph below is not necessarily indicative of future performance.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Capital One to assist the Board by recommending, managing and monitoring compensation and benefit plans for the Chief Executive Officer and other executive officers.

In this capacity, the Committee oversees Capital One’s executive compensation plans and policies and annually reviews and approves (or recommends to all independent directors of the Board all executive officer and senior management compensation decisions (including benefits, salaries, short-term incentives and long-term incentives). The Committee’s charter reflects these various responsibilities and the Committee and Board annually review and, if appropriate, revise the charter.

The Committee’s membership is determined by the Board and is composed entirely of directors who meet the independence requirements of the New York Stock Exchange. The Committee meets at least quarterly during the year.

Compensation Philosophy

As the Compensation Committee of the Board of Directors, we are committed to designing and implementing an executive compensation program with the following goals:

•	Attract and retain top executive talent, to ensure the ongoing success of our business;

•	Strongly link our executives’ rewards with stockholder returns and the achievement of strategic business objectives; and

•	Ensure that compensation is based on appropriate consideration of both short- and long-term performance.

To this end, our program is designed to provide total compensation opportunities at the 75th percentile of the marketplace, commensurate with the level of performance we expect from Capital One and its executives. We define the marketplace as executives with similar roles and responsibilities, in organizations with comparable business purpose and complexity, against which we compete for talent. From time to time, we work with external consultants, independent of management, to ensure that our compensation program continues to meet these standards.

Methodology

The Committee has established, and annually reviews, a group of companies that serves as our point of comparison to the marketplace. This is referred to as the “comparator group.” In 2004, the comparator group consisted of thirty diversified financial companies, commercial banks and credit card competitors.

Using information provided by nationally recognized independent consulting firms, we examine the competitiveness of Capital One’s executive officer compensation practices and pay levels with respect to the comparator group. This data serves as a primary guide in determining appropriate compensation levels for our executive officers. However, we also consider a number of subjective factors, including:

•	Job scope and level of responsibility;

•	Unique skills and abilities that are critical to the success of Capital One; and

•	Experience and time in position.

We also consider several issues relative to Capital One and its operating environment, including:

•	The need to motivate decisions and behaviors that align with Capital One’s business strategy;

•	The potential dilutive effect on stockholders of any equity awards made under our programs;

•	Regulatory and accounting issues; and

•	The need to protect and enhance Capital One’s capital and liquidity positions over time.

Compensation Structure

In 2004, the compensation structure for our executive officers, other than the Chief Executive Officer, consisted of base salary, annual cash incentives linked to near-term business performance, and long-term incentives linked to growth in stockholder value.

Base Salary. Using data from our comparator group, we evaluate base salaries relative to the 50th percentile (median) of our comparator group for comparable positions. Salaries are adjusted annually based primarily on an individual’s performance, but also on factors such as scope of responsibility, prior experience and accomplishments, and other individual factors.

Annual Cash Incentives. Executive officers have the opportunity to earn annual cash incentives based on performance. Our incentive award targets are designed so that total cash compensation (the sum of base salary and annual cash incentives) is targeted at the 75th percentile of the comparator group. Actual incentive awards are based on performance against both company and individual objectives that are reviewed and validated by the Committee.

Our measurement of company performance is based on Capital One’s annual growth in earnings per share compared to the median annual earnings per share growth of the companies comprising the Standard & Poor’s 500 Index. We believe, that over the long run, sustained earnings per share growth is the primary driver of stockholder value.

Actual incentive awards earned in 2004 were generally above target. This is because Capital One achieved earnings per share growth of 28% compared to median earnings per share growth of approximately 21% for the companies comprising the Standard & Poor’s 500 Index. Payments of these incentive awards were reduced, however, for those executive officers who elected to participate in Capital One’s EntrepreneurGrant V program in October 2001. This grant, the fifth in a series of EntrepreneurGrants, allowed executive officers and other members of senior management to elect to forego up to 50% of their expected annual cash incentives for 2002, 2003 and 2004 in exchange for a one-time grant of stock options with performance-based accelerators, the terms of which are further described below.

Our assessment of individual performance is based on a number of factors including an executive’s performance against job-specific objectives, measured in a manner consistent with industry best practices.

Long-Term Incentives. The Committee believes it is critical that a significant portion of each executive officer’s total compensation is dependent upon the long-term appreciation of Capital One’s common stock. This is consistent with competitive practices and it reinforces the emphasis on long-term results that we believe is in the best interests of our stockholders. Our philosophy with regard to the granting of equity is to:

•	Encourage executives to enhance the value of Capital One;

•	Weight the distribution of awards toward top performers and individuals with the greatest responsibilities;

•	Monitor the aggregate number of shares underlying equity awards that are granted each year; and

•	Over time, manage total equity awards to achieve acceptable levels of dilution, as recommended by independent consultants and as compared to peer group and industry norms.

Our annual long-term incentive award targets are designed so that total compensation (the sum of base salary, annual cash incentives and long-term incentives) is positioned at the 75th percentile of our comparator group for comparable positions. Long-term incentive award amounts are based primarily on an executive’s individual performance, with the ultimate amount realized from these awards dependent on long-term growth in our share price.

Capital One granted long-term incentive awards in March 2005 in connection with executives’ performance from October 2003 to December 2004. Historically, Capital One has measured individual performance from October of the preceding year through September of the current year. As a result, annual awards have historically been granted in December of each year. In 2004, we aligned our measurement of individual performance with the calendar year. Because of this shift no annual long-term incentive awards were granted in calendar 2004 except those granted to our Chief Executive Officer (discussed below) to serve as his total compensation for 2005.

In March 2005, the independent directors of the Board, upon the committee’s recommendation, awarded stock options and restricted stock from the 2004 Stock Incentive Plan to Capital One’s executive officers. In order to manage our use of equity, other associates received their 2004 annual long-term incentive awards in higher proportions of restricted stock, rather than stock options, or in the form of Cash Equity Units (CEUs). These CEUs will fluctuate in value in direct correlation with the price per share of Capital One common stock. However, upon vesting participants will receive the commensurate value in cash rather than shares of stock. In this manner, CEUs function like shares of restricted stock, without the associated equity dilution. All long-term incentives require Capital One stock price appreciation in order for employees to realize greater benefit, thus directly aligning employee and stockholder interests.

All stock options granted in or for 2004 have an exercise price equal to the fair market value of Capital One’s common stock on the grant date, measured as the average of the high and low prices of Capital One’s common stock on the New York Stock Exchange on that date. Our stock options therefore have no economic value unless Capital One’s stock price increases. All of Capital One’s equity-based awards granted to executive officers vest immediately in the event of a change of control or upon the grantee’s death, disability or retirement, each as defined in our 2004 Stock Incentive Plan. In addition, stock options are transferable to family members of the optionee.

EntrepreneurGrants

To link management’s interest more closely with that of Capital One’s stockholders and to retain our executive officer team, Capital One developed a series of stock option grants under which executive officers and other members of senior management were able elect to give up some form of compensation in exchange for additional stock option grants. These additional grants were referred to as “EntrepreneurGrants.” Capital One sponsored five separate EntrepreneurGrant programs for its executive officers, including the Chief Executive Officer, beginning in 1995 and ending in 2001. Generally, executive officers were given the chance to forego a portion of their future salaries, cash bonuses or annual stock option grants, or all three, in exchange for stock options with an exercise price not less than the fair market value of Capital One’s stock on the date of grant. These stock options had either an annual vesting schedule, a cliff vest on a future date, performance-based vesting if Capital One’s stock price or earnings per share growth reached and remained at a pre-determined level within a specified timeframe, or a combination of those features. EntrepreneurGrants with performance-based vesting criteria generally set the target stock price or earnings per share growth to represent an average increase of 20% annually from the date of grant through the vesting deadline.

Stock Ownership Guidelines

Effective January 1, 2005, the Committee adopted minimum stock ownership guidelines for Capital One’s executive officers. See “Ownership Requirements” on page 6 for further information on these guidelines.

Compensation of the Chairman and Chief Executive Officer

Mr. Fairbank, our Chairman and Chief Executive Officer, received no base salary or annual cash incentive during 2004. On December 15, 2003, the Committee approved the 2004 annual compensation of Mr. Fairbank. Under this compensation arrangement, in lieu of any salary, annual cash incentive, other cash or equity-based long-term incentives, and retirement plan contributions for 2004, Mr. Fairbank received a grant of 360,000 stock options and up to 355,410 performance-based restricted stock units for Capital One common stock. The stock options have an exercise price of $56.275, which was the fair market value of Capital One’s common stock on the grant date, vest annually in three equal installments beginning on December 15, 2004 and expire ten years from the date of grant. The actual number of restricted stock units to be issued will depend on Capital One’s fully diluted compound earnings per share growth rate compared with Capital One’s comparator group over the three-year period beginning January 1, 2004 and ending December 31, 2006. Target earnings per share performance under this measurement is set at the 75th percentile within the comparator group, so that Mr. Fairbank achieves 75th percentile compensation only if Capital One achieves 75th percentile performance, which would result in a payment to Mr. Fairbank of 236,940 restricted stock units for shares of Capital One’s common stock. These restricted stock units will be settled in shares of stock on the January 1 following Mr. Fairbank’s retirement or other departure from employment with Capital One, although the Committee may accelerate payment in its discretion at any time. In this way, we believe that the interests of our Chief Executive Officer have been aligned directly with the long-term interests of our stockholders.

Mr. Fairbank also will receive no base salary, annual cash incentive, other cash or equity-based long-term incentives, or retirement plan contributions during 2005. On December 20, 2004, the Committee approved the 2005 annual compensation of Mr. Fairbank. Under this compensation arrangement, Mr. Fairbank received a grant of 566,000 stock options with an exercise price of $82.385, which was the fair market value of Capital One’s common stock on the grant date. These options will vest in their entirety on December 20, 2009 and will expire 10 years from the date of grant.

After considering several alternatives for structuring Mr. Fairbank’s compensation for 2005, the Committee determined that an award of stock options with a five-year “cliff” vesting schedule best aligns the efforts of the Chief Executive Officer with the long-term interests of our shareholders. Other compensation alternatives included restricted shares, performance-based shares, and stock options with design characteristics such as premium pricing. As we considered Capital One’s strategic objectives and continued evolution towards a diversified financial organization, we concluded that stock options with an extended vesting schedule were the most effective means of motivating decisions that increase Capital One’s enterprise value over the long term.

Capital One will provide Mr. Fairbank with certain perquisites in 2005. The Committee has reviewed and approved these programs, which are consistent with those provided to similarly situated Chief Executives in the marketplace. The perquisites include executive term life insurance valued at $5,000,000, an annual allowance of $65,000 for financial and tax counseling, a comprehensive annual health screening and a leased automobile. The Company also provides other programs to support Mr. Fairbank’s productivity as Chief Executive Officer. These include a designated associate to drive Mr. Fairbank for business purposes and ensure his security, the payment of annual fees related to a home security system, the provision of a facsimile machine, printer, and high-speed internet connection for a home office, and the business use of a corporate time-share plane. The Company considers all of these as business-related expenses.

In determining the CEO’s compensation package, the Committee reviewed all components of the CEO’s compensation, including his waiver of salary, bonus and retirement plan contributions, accumulated realized and unrealized stock option and performance share gains, the dollar value to the executive and cost to Capital One of all perquisites and other benefits, and the potential payout obligations to the CEO in the event of a change in control. The Committee also considered Mr. Fairbank’s significant contributions to Capital One’s success, including the achievement of 28% annualized earnings per share growth from 2003-2004 and 63% annualized shareholder return over the same timeframe, as well as the accomplishment of key strategic milestones. Using information provided by a nationally recognized independent consulting firm, we examine the competitiveness of Capital One’s CEO compensation practices and pay levels with respect to our comparator group. This data serves as a guide in determining appropriate compensation levels for our CEO. In light of all of these factors and based on this review and consideration, we concluded that the compensation package for the CEO was reasonable.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code provides that compensation that is paid to the Chief Executive Officer or to any of the four most highly compensated executive officers (other than the Chief Executive Officer) in excess of $1 million is generally not deductible by Capital One for federal income tax purposes unless it qualifies as “performance-based” compensation. To qualify as “performance-based” under Section 162(m), compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on the achievement of objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved.

The Committee has considered the impact of this tax code provision in designing Capital One’s compensation plans. While certain annual cash incentive amounts were nondeductible in 2004 we believe it is more important to have executive officers focused on the business opportunities afforded by Capital One’s information-based strategies than to use inappropriate measures in the interest of capturing the benefits of the tax deduction. Accordingly, the Committee has and intends in the future to take such steps as it deems reasonably practicable to manage the impact of Section 162(m).

The Compensation Committee

Stanley Westreich (Chairman)

Lewis Hay, III

James V. Kimsey

Mayo A. Shattuck, III

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be soliciting material or filed with the Commission and is not incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

REPORT OF THE AUDIT AND RISK COMMITTEE

The Audit and Risk Committee’s amended and restated charter was approved by the Committee on January 26, 2005 and by the full Board of Directors on January 27, 2005. A copy of the Audit and Risk Committee’s charter is attached as Appendix A to this Proxy Statement.

In accordance with its charter, the Audit and Risk Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing, financial reporting, internal controls and risk assessment and management processes. The Audit and Risk Committee’s primary responsibilities can be classified as assisting the Board in monitoring four broad categories:

•	the integrity of Capital One’s financial statements and internal controls;

•	Capital One’s compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of Capital One’s independent auditor and the performance of its internal auditors; and

•	the processes by which management assesses and manages risk.

The Audit and Risk Committee has implemented procedures to ensure that it devotes the attention it deems necessary or appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit and Risk Committee met fourteen times during 2004.

In discharging its oversight responsibility, the Audit and Risk Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2004 with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent auditors. The Audit and Risk Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification for Statements on Auditing Standards); has been timely briefed by Ernst & Young as required by Section 204 of the Sarbanes-Oxley Act; and follows the mandates of the Securities and Exchange Commission’s rules on Strengthening the Commission’s Requirements Regarding Auditor Independence (17 CFR PARTS 210, 240, 249 and 274 – Final Rule). In addition, the Audit and Risk Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed Ernst & Young’s independence with Ernst & Young. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit and Risk Committee has approved the inclusion of the audited financial statements in Capital One’s annual report on Form 10-K for the fiscal year ending December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit and Risk Committee

W. Ronald Dietz (Chairman)

James A. Flick, Jr.

Patrick W. Gross

Ann Fritz Hackett

The foregoing Report of the Audit and Risk Committee shall not be deemed to be soliciting material or filed with the Commission and is not incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. At the 2003 annual meeting, Richard D. Fairbank and Stanley Westreich were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2006. At the 2004 annual meeting, W. Ronald Dietz, Lewis Hay, III and Mayo A. Shattuck, III were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2007. Mr. Flick and Mr. Kimsey, who were each elected to serve on the Board of Directors at the 2002 annual meeting, are not standing for re-election in 2005. All of the current directors began serving as directors as of the close of business on February 28, 1995, except Messrs. Fairbank and Westreich, who have served as directors since July 26, 1994, Messrs. Hay and Shattuck, who have served as directors since October 31, 2003, and Ms. Hackett, who has served as director since October 28, 2004.

The nominees for re-election this year are Patrick W. Gross and Ann Fritz Hackett. Each has consented to serve a three-year term. Information about the proposed nominees for election as directors, and about each other current director whose term will continue after the annual meeting, is set forth under “Information About Our Directors and Executive Officers” starting on page 7 of this Proxy Statement.

In the event a nominee does not continue to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Directors will be elected by a plurality of the votes cast for the election of directors at the meeting. Cumulative voting is not permitted.

The Board recommends a vote “FOR” each of these director nominees.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item 2 on the Proxy Card)

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Ernst & Young LLP as independent auditors for 2005. The Board is submitting this proposal to the vote of the stockholders in order to ratify the Audit and Risk Committee’s appointment. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit and Risk Committee will reconsider the appointment of independent auditors.

Capital One has paid or expects to pay the following fees to Ernst & Young LLP for work performed in 2004 and 2003 or attributable to Ernst & Young LLP’s Audit of Capital One’s 2004 and 2003 financial statements:

	2004	2003
	(Amounts in millions)
Audit Fees	$4.3	$2.9
Audit-Related Fees	$3.0	$2.9
Tax Fees	$1.2	$2.7
All Other Fees	$0.0	$0.0

Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for an Audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC. Audit-related fees are assurance related services that traditionally are performed by the independent accountant, such as: employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Tax fees include corporate and subsidiary compliance, consulting, international and employee benefit services. All Other fees include fees for services that are not defined as Audit, Audit-Related, or Tax and are not specifically prohibited by the SEC.

The Audit and Risk Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young LLP’s independence. The Audit and Risk Committee also adopted policies and procedures to approve services provided by Ernst & Young in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit and Risk Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit and Risk Committee for further pre-approval. Under the policy adopted by the Audit and Risk Committee, tax fees are limited to 25% of combined Audit and Audit-Related fees, and All Other fees are prohibited. Capital One’s policy does not allow for a de minimis exception to the pre-approval procedures. Accordingly, all services to be provided by Ernst & Young must be pre-approved by the Audit and Risk Committee. Additionally, Capital One has established policies to ensure adherence to the Sarbanes-Oxley Act requirements relating to the rotation of partners engaged in Capital One’s audit by the independent auditors.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for 2005. Therefore, abstentions effectively count as votes against this proposal.

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the independent auditors for 2005.

*    *    *

STOCKHOLDER PROPOSAL: DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

(Item 3 on the Proxy Card)

Capital One has been notified that a representative of the United Brotherhood of Carpenters and Joiners of America intends to present the following proposal for consideration at the annual meeting:

*    *    *

“Resolved: That the shareholders of Capital One Financial Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.”

*    *    *

CAPITAL ONE’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL: DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

The Board opposes this proposal.

Capital One stockholders have a history of electing, by a plurality, strong and independent Boards. Capital One is incorporated in the State of Delaware and, like most Delaware companies, provides that directors be elected by a plurality of the votes of shares present, in person or by proxy, at the meeting and entitled to vote on the election of directors. A plurality standard means that for any seat on the Board, the director who receives the most votes in favor of his or her candidacy, even if less than a majority of all votes cast, is elected. The proposal implies that Capital One’s directors may have been elected by less than a majority of stockholders in the past. To the contrary, no director has been elected with less than 95% of votes cast for the past three years. Capital One’s Board believes that this proposal would increase the complexity and costs associated with director elections without creating any demonstrated value for Capital One’s stockholders or its corporate governance practices.

Capital One’s Board believes that it already has strong corporate governance processes, and the proponent does not disagree. These processes are designed to identify and propose director nominees who will serve the best interests of Capital One and its stockholders. Seven of the Board’s nine members are independent under New York Stock Exchange rules, all securities rules and regulations, and Capital One’s Corporate Governance Policy, which is available on the corporate governance page of Capital One’s internet site at www.capitalone.com under “About Capital One.” The Corporate Governance Policy also sets forth how stockholders may communicate with the Board and suggest potential directors for nomination to the Board. The Board believes that the mechanisms provided by the Corporate Governance Policy, not the process requested by the proposal, provide the best foundation for a strong and effective Board and excellence in corporate governance.

Furthermore, the proposal would have only limited effect because under Delaware law, a director nominated for re-election who is not approved by the required vote of stockholders does not automatically lose his or her seat. Instead, the director would continue to serve either until a successor is elected and qualified or the director is affirmatively removed by the Board or the stockholders, which under Capital One’s Restated Certificate of Incorporation may only be done “for cause”. The Board believes that the resulting instability would undermine effective Board functioning and distract the Board from its core oversight and strategic role, without solving the issues that the proposal purports to address.

Lastly, implementation of this proposal could significantly raise the costs of conducting Capital One’s annual stockholders meetings. Even the implementation process itself would be time consuming and expensive. Capital One’s Certificate of Incorporation requires that 80% of shares vote to approve any amendment affecting director elections. The outreach and mailing efforts necessary to reach that level of approval could be expensive, requiring Capital One to divert money that could more productively be reinvested in the business.

The Board therefore believes this proposal could unnecessarily complicate the election of directors, increase costs and create distractions for a Board that already has strong governance practices and stockholder support.

For these reasons, the Board recommends that you vote “AGAINST” the adoption of this stockholder proposal.

*    *    *

Capital One’s Corporate Secretary will furnish the address and stock ownership of the proponent identified above to any person, orally or in writing as requested, promptly upon receipt of a request therefore.

STOCKHOLDER PROPOSAL: REPORT ON LONG-TERM TARGETS FOR STOCK OPTIONS TO BE HELD BY EXECUTIVES

(Item 4 on the Proxy Card)

*    *    *

Capital One has been notified that a representative of the Amalgamated Bank LongView Collective Investment Fund intends to present the following proposal for consideration at the annual meeting:

“RESOLVED: The shareholders of Capital One Financial Corp. (“Capital One”) hereby request that the Board of Directors prepare a report at reasonable expense disclosing to shareholders the Board’s long-term target or targets for stock options to be held by Capital One executives as a percentage of outstanding shares.

SUPPORTING STATEMENT

Capital One has allocated a significant portion of its outstanding common stock for stock options. The exercise of such options can dilute the value of a company’s stock because the company’s assets, cash flow and profits must be spread over a larger number of shares. This potential dilution is expressed as a percentage of outstanding shares, so that if a company with 1,000,000 outstanding shares has made 50,000 shares available for exercise in one stock option plan, and there are 60,000 shares in another plan that have not yet been exercised, the total potential “voting power dilution” as a result of these two plans is said to be 11%.

We are concerned by Capital One’s current levels of dilution. According to Institutional Investor Responsibility Research Center (“IRRC”), the voting power dilution at Capital One is 22.1% of the outstanding shares.

In practice, Capital One executives receive a significant percentage of options. According to Capital One’s proxy materials, in 2003 the top five executives alone received 23.4% of the total number of options granted to all Capital One employees, with CEO Richard D. Fairbank receiving 17.4% of the total options granted that year. This level of option grants to senior executives far exceeds the peer group median of 12.4%, and Capital One’s total voting dilution of 22.1% is 50% above the peer group median, according to IRRC.

Stock options may be a good way to compensate and motivate executives, but excessive option grants can potentially reduce shareholders’ return on their investment. A high level of existing grants may also limit a company’s ability to award additional options to attract new executives without having to seek authorization to issue more shares. Additionally, companies may have to buy back shares to assure that enough stock is available when company officials seek to exercise their options.

Other companies are trying to balance the various goals in this area. In 2003, shareholders at JDS Uniphase adopted an Equity Incentive Plan that, among other things, lists 19 performance criteria that can be used as measures when granting performance-based awards, and limits option awards to the top five officers to 5% of the total shares subject to award each fiscal year.

We therefore ask the Board to report to shareholders on the target or maximum dilution level that the Board regards as acceptable for executive stock option grants, as well as any specific targets for the CEO, top executives or any other subgroup of Capital One executives.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.”

*    *    *

CAPITAL ONE’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL:

REPORT ON LONG-TERM TARGETS FOR STOCK OPTIONS TO BE HELD BY EXECUTIVES

The Board opposes this proposal.

The Board of Directors recognizes the importance of having well managed equity compensation programs designed to align with stockholder interests. Capital One has a history of using equity compensation to attract and retain highly talented associates, and to align their interests closely with those of our stockholders. The Board believes that this approach has contributed to our strong track record of company performance.

Several issues are raised in the stockholder proposal. First, there are concerns about the potential dilution caused by the issuance of equity awards. Capital One is keenly aware of this issue. We have taken, and continue to take, important steps to effectively manage potential dilution. At the end of 2004 our level of voting power dilution from outstanding equity awards, or “overhang”, as defined by IRRC, was approximately 15.9% (well below the 22.1% cited in the proposal). Our 2004 run rate for stock option grants, as defined by IRRC, was approximately 0.3%. Our three-year average run rate is approximately 1.3%. These figures are within industry norms and are attributable to several factors:

•	We have reduced the value of annual equity grants at all levels, including our CEO, in line with market trends.

•	We have used a balance of long-term incentive vehicles including stock options, restricted stock and performance-based shares.

•	We have reduced the number of associates eligible for annual equity grants. However, to maintain our alignment with stockholders, we have introduced a broad-based long-term incentive program that tracks our stock price but delivers value in cash.

•	Our strong stock price performance from 2003-2004 has led to stock option exercises by many of our stock plan participants, helping to improve our overhang situation.

While we have taken many proactive steps to manage potential dilution, the Board notes that overhang can also be substantially impacted by factors outside of its control. These include individual stock option exercise patterns, short-term fluctuations in stock price, and general economic and equity market conditions. Because all of these factors must be considered as we determine our equity awards, we believe that setting a pre-established target for dilution from options held by Capital One executives would unnecessarily hinder our ability to offer compensation that aligns executives’ interests directly with our stockholders.

We believe a more effective way to manage overhang is to give our stockholders an active voice in the issue. Last year, Capital One received approval from its stockholders for the 2004 Stock Incentive Plan. This plan requested a limited share authorization, representing approximately two years’ worth of grants. In addition, in connection with the approval of the Plan, Capital One cancelled three other outstanding equity plans, returning approximately 3.2 million shares available for grant, greatly mitigating the impact of the new Plan on overhang. By reaching out to our stockholders in 2004, and returning to them on a regular basis to seek consent for equity programs, we are able to ensure that our overhang stays within acceptable parameters.

Another issue raised in the proposal is the proportion of awards given to senior executives as a percentage of total awards in a given year. The Board believes that Capital One continues to prudently manage the distribution of equity grants between our senior executives and other associates. As noted previously, in order to manage our overhang, we have limited the number of associates eligible for annual equity grants. This results in a higher concentration of equity awards at our senior levels. However, we believe these executive levels are where direct alignment with our stockholders is particularly critical.

As we have taken steps to conserve our overall use of equity, we have also continued to compensate our CEO entirely in equity, including stock options and restricted stock units. Mr. Fairbank has received no salary, annual bonus or other form of cash compensation since 1997. In this way, he earns nothing if our stockholders do not also realize value. The CEO’s compensation for 2005 (which was granted in 2004) represents a substantial percentage of the total stock option grants made in 2004, largely due to a change in the timing of Capital One’s overall compensation cycle, as is described more fully elsewhere in this Proxy.

The Board does not believe it is in the best interests of stockholders to establish restrictions on the percentage of total grants that can be made to senior executives. This would limit the Board’s ability to, for example, fully align our CEO with the interests of stockholders by compensating him entirely in the form of long-term equity grants.

A final issue raised in the proposal is the identification of performance criteria that can be used as metrics for granting performance-based awards. The Board notes that Capital One’s 2004 Stock Incentive Plan outlines 16 performance criteria that can be used for performance-based awards, such as the one awarded to our CEO in 2004. The Plan also contains a variety of other governance features, including a limit on the aggregate number of shares available for grant, a limit on shares that can be granted to any individual, a prohibition on reload grants, a prohibition on stock option repricing, and a prohibition on granting stock options with an exercise price that is below fair market value.

The Board believes that Capital One is prudently managing its equity programs to address a variety of goals: attracting and retaining highly talented executives, aligning their interests with our stockholders, and managing the potential dilutive impact of equity awards. Establishing the additional restrictions suggested in the proposal would hinder Capital One’s ability to continue using a compensation philosophy that has proven to support our business success. With a limited ability to use equity awards, a greater proportion of compensation would be delivered in the form of cash, which is also dilutive to earnings and reduces our level of alignment with stockholders. The Board strongly believes that its current compensation philosophy and the reasons for this philosophy, as described above, are in the best interests of Capital One and its stockholders.

For these reasons, the Board recommends that you vote “AGAINST” the adoption of this stockholder proposal.

*    *    *

Capital One’s Corporate Secretary will furnish the address and stock ownership of the proponent identified above to any person, orally or in writing as requested, promptly upon receipt of a request therefore.

OTHER BUSINESS

As of the date of this Proxy Statement, we know of no other business that will be presented for consideration at the annual meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

ANNUAL REPORT TO STOCKHOLDERS

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2004, including consolidated financial statements, is being furnished along with this Proxy Statement to Capital One’s stockholders of record on February 28, 2005. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Annual Report as well as Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, may be obtained at the annual meeting, at our website at www.capitalone.com/about/invest/ or by contacting our Investor Relations department at Capital One’s address set forth on the Notice of Annual Stockholder Meeting. The Form 10-K, which is filed with the Securities and Exchange Commission, may also be obtained at the SEC’s website at www.sec.gov.

Capital One may this year deliver only one copy of this proxy statement and our 2004 Annual Report to multiple stockholders sharing the same address. This delivery method, known as “householding,” can save Capital One a significant portion of our printing and mailing costs. If you did not receive an individual copy of this proxy statement or Capital One’s 2004 Annual Report, and you would like separate copies, please contact Capital One’s Investor Relations department at our address on the front cover of this proxy statement, or by telephone at (703) 205-1000, and we will promptly deliver the requested copies. If you would like to receive separate copies of future Capital One proxy statements and annual reports, or if you are currently receiving multiple copies and would like to request householding in the future, please contact your broker or Capital One’s Investor Relations department.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials at the 2006 annual meeting may do so by following the rules prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting at least 120 days before the anniversary of the mailing date set forth in “Who is requesting my vote?” on page 1.

Under our bylaws, if you wish to present other business before the stockholders at the 2006 annual meeting, or nominate a director candidate, you must give proper written notice of any such business to the Corporate Secretary not before January 29, 2006 and not after February 18, 2006. If the annual meeting for 2006 is not within thirty days before or seventy days after April 28, 2006, the anniversary date of this year’s annual meeting, you must send notice within ten days following any notice or publication of the meeting. Your notice must include certain information specified in our bylaws concerning the business. Our bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

INTERNET AND TELEPHONE VOTING

Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered directly with Capital One’s transfer agent, EquiServe Trust Company, N.A., may vote telephonically by calling EquiServe at 877-PRX-VOTE (877-779-8683) or electronically via the Internet at www.eproxyvote.com/cof. Votes submitted telephonically or via the Internet through EquiServe’s program must be received by 11:59 PM (EST) on April 27, 2005. The giving of a proxy by telephone or via the Internet will not affect your right to change your vote in person if you decide to attend the annual meeting.

Shares Registered in the Name of a Brokerage Firm or Bank

A number of brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number or via the Internet as set forth on the voting form that your bank or brokerage firm provided you with this proxy statement. Votes submitted via the Internet through the ADP program must be received by 11:59 PM (EST) on April 27, 2005.

Proxies given pursuant to Internet and telephone voting are permitted under applicable law. These telephone and Internet voting procedures are designed to authenticate a stockholder’s identity, to allow a stockholder to give his or her voting instructions and to confirm that a stockholder’s instructions have been recorded properly. Stockholders voting via the Internet through either EquiServe or ADP should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

Capital One is offering its stockholders the opportunity to consent to receiving Capital One’s future proxy materials and annual reports electronically. Electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Capital One elects to deliver future proxy materials and/or annual reports to you electronically, then Capital One will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. Capital One may also choose to send one or more items to you in paper form despite your consent to receive them electronically. If you hold shares at a brokerage firm or bank participating in the ADP program, you can submit your consent at the website www.InvestorDelivery.com. If you hold shares in your own name that are registered with EquiServe, you can submit your consent at the website www.econsent.com/cof. Your consent will be effective until you revoke it by terminating your registration.

By consenting to electronic delivery, you are stating to Capital One that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because Capital One may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

By Order of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

March 21, 2005

APPENDIX A

CAPITAL ONE FINANCIAL CORPORATION

AUDIT AND RISK COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED CHARTER

The Audit and Risk Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Capital One Financial Corporation (the “Corporation”) to assist the Board in monitoring (i) the integrity of the financial statements and internal controls of the Corporation, (ii) the compliance by the Corporation with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Corporation’s independent auditor, (iv) the performance of the Corporation’s internal auditor; and (v) the processes by which management assesses and manages risk. The Committee shall serve as the audit committee of each of the Corporation’s federally insured financial institution subsidiaries. The Committee shall also perform such other duties as may be specified from time to time as deemed necessary or appropriate to carry out its responsibilities. References in this Charter to the Corporation shall be deemed to include its subsidiaries and affiliates unless the context requires otherwise.

The Committee and its members shall meet all applicable legal requirements, including the composition, independence and financial literacy and expertise requirements of the Sarbanes-Oxley Act of 2002 and implementing SEC rules thereunder (the “Sarbanes-Oxley Act”), the New York Stock Exchange and the applicable federal financial institution regulatory authorities. The Committee shall include at least three members, all of whom shall be financially literate and at least two of whom shall have accounting or financial management expertise.

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation’s independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall meet at least quarterly during the year and hold such special meetings as may be appropriate. After its meetings, the Committee shall report on its deliberations and actions to the Board. In addition, the Committee shall meet separately, periodically, with management, with internal auditors and with independent auditors. The Committee shall also conduct an annual evaluation of its performance of its responsibilities.

In carrying out its responsibilities, the Committee shall maintain free and open means of communications between the directors, the independent auditor, the internal auditor and management of the Corporation. The Committee’s policies and procedures shall remain flexible, in order to best react to changing conditions and circumstances that might have a material effect on the financial accounting and reporting practices of the Corporation. Upon the recommendation of the Committee or if requested by the Board, the independent auditors shall be requested to attend any full Board meeting to assist in reporting the results of the annual audit or to answer directors’ questions.

In carrying out its responsibilities, the Committee shall:

A.	General Duties

1.	Review and reassess annually the adequacy of this Charter and submit it to the Board for approval.

2.	Approve the annual budget of the Committee, which may be aggregated with that of the Board and its other committees, including: (i) the compensation of any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attestation services; and (ii) any advisors employed by the Committee.

1

3.	Maintain minutes of meetings and periodically report to the Board on significant results of the Committee’s activities.

4.	In addition to the activities enumerated herein, perform any other activities consistent with this Charter, the Corporation’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate or as required by law or regulation.

B.	Duties Relating to the Independent Auditors and the Conduct of the Audit

5.	Appoint (subject to stockholder ratification in the Committee’s discretion as permitted by law), compensate, retain and oversee the work of the independent auditor. The independent auditor shall be ultimately accountable to the Committee and the Committee shall have sole authority to terminate the independent auditor in its discretion.

6.	Approve all audit, audit-related and non-audit services provided by the independent auditor according to policies and procedures established by the Committee in accordance with law.

7.	Evaluate the independent auditor’s qualifications, performance and independence and present conclusions reached by the Committee to the Board of Directors. This evaluation will include, at least annually:

(a)	A review of the independent auditor’s work during the prior year;

(b)	A review and evaluation of the lead partner of the independent auditor assigned to the Corporation’s audit; and

(c)	A review of periodic reports from the independent auditor describing:

(i)	the internal quality-control procedures of the independent auditor,

(ii)	any material issues raised by the most recent internal quality-control or peer review of the independent auditor or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditor and any steps taken to deal with any such issues; and

(iii)	any relationships the independent auditor may have with the Corporation that could impair the independent auditor’s independence.

8.	Discuss with the independent auditor the overall scope and plans for its audits, including the adequacy of staffing and budget, any problems or difficulties the auditors may have encountered in connection with such audits and any management letters provided by the independent auditor and the Corporation’s response thereto.

9.	Establish clear policies regarding the hiring of employees or former employees of the independent auditor.

C.	Duties Relating to the Internal Auditors

10.	Oversee the Corporation’s internal audit department and review and approve its annual budget.

11.	Appoint or replace the senior internal auditing executive, as appropriate. The senior internal auditing executive shall report directly to the Committee.

12.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

13.	Discuss with the internal auditors the overall scope and plans for their audit, including the adequacy of staffing and any problems or difficulties the internal auditors may have encountered in connection with their audit.

14.	Review periodically reports regarding the internal auditor’s assessment of the Corporation’s internal controls.

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D.	Duties Relating to the Corporation’s Financial Statements

15.	Discuss the quarterly and annual financial statements of the Corporation and its subsidiaries with management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of such statements with the SEC or as soon as practicable thereafter.

16.	In connection with the preparation of quarterly and annual financial statements of the Corporation and its subsidiaries, review, or as appropriate the Chairman on behalf of the Committee shall review, with the independent auditor and management on a timely basis any matters appropriate or required to be discussed by applicable accounting professional standards, including Statement on Auditing Standards No. 61. These discussions shall include, as appropriate, any significant financial reporting issues, judgments about the quality and acceptability of accounting principles, the reasonableness of significant judgments made in connection with the preparation of the Corporation’s financial statements and the clarity of the disclosures therein; any analyses prepared by management or the independent auditor with respect thereto; the effect of regulatory and accounting initiatives and off-balance sheet structures on the Corporation’s financial statements; and the adequacy of the Corporation’s internal controls and the internal auditor’s response thereto.

17.	Discuss generally earnings press releases and the financial information and any earnings guidance provided to the Corporation’s analysts and rating agencies.

18.	Review both the acceptability and quality of major changes to the Corporation’s accounting principles and practices as suggested by the independent auditor, internal auditor or management, and be responsible for the resolution of any disagreements between management and the independent auditor regarding financial reporting issues.

19.	Review with the General Counsel or the attorney(s) designated by the General Counsel any legal matters that may have a material impact on the financial statements.

20.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting control or auditing matters; and (ii) the confidential, anonymous submission by the employees of the Corporation of concerns regarding accounting or auditing matters.

E.	Duties Relating to Reporting and Compliance Matters

21.	Review with management and the independent auditor the annual management report required to be submitted to the federal financial institution regulatory authorities, including the basis therefor and management’s and the independent auditor’s assessments of the adequacy and effectiveness of internal controls.

22.	Review with management and the Corporation’s senior internal auditing executive the Corporation’s policies and internal controls with respect to compliance with applicable laws and regulations, and oversee the Corporation’s risk management and risk assessment activities with respect thereto.

23.	Authorize, review and approve the report of the Committee required by the rules of the SEC to be included in the Corporation’s proxy statement for a meeting at which directors are to be elected.

24.	Review and respond to any material reports or inquiries received from, and any reports of examination submitted by, the various federal and state financial institution regulatory authorities and management’s responses to such reports or inquiries.

F.	Duties Relating to Risk Management

25.	Ensure that the Corporation has sufficient policies and procedures in place to govern its risk assessment and risk management activities. Review the organizational governance approach to risk management. Approve specific risk management policies as appropriate.

26.

Determine whether risk parameters need to be established for each area of enterprise risk and ensure that adequate risk parameters have been set, as appropriate, for such areas. For areas with established risk

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standards, monitor overall risk exposures against established standards. The Committee shall periodically receive and review reports from other Board committees relating to the significant risk areas overseen by such committees.

27.	Meet with management periodically to review the Corporation’s major asset risk exposures, the steps management has taken to manage and control such exposures and the overall quality and composition of the Corporation’s policies, guidelines and asset portfolios.

28.	Review and discuss with management material infrastructure investments and oversee risk management activities relating to such investments

The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditor is responsible for auditing those financial statements. In addition, the Corporation’s management is responsible for managing its risk function and for reporting on its processes and assessments with respect to the Corporation’s management of risk. The Committee also recognizes that management and the independent auditor have more time, knowledge, and detailed information about the Corporation than the Committee members have. In carrying out its oversight duties, it is not the Committee’s responsibility to plan or conduct audits or to determine that the Corporation’s financial statements are complete or accurate or in accordance with generally accepted accounting principles. Accordingly, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements, any professional certification as to the independent auditor’s work or any expert or special assurances as to the Corporation’s management of risk.

Approved by the Committee on January 26, 2005 and the Board on January 27, 2005.

*  *  *  *

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[FRONT OF CARD]

REVOCABLE PROXY

PROXY

CAPITAL ONE FINANCIAL CORPORATION

Annual Meeting of Stockholders

April 28, 2005

THIS PROXY IS SOLICITED ON BEHALF ON THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the “Corporation”), held of record by the undersigned on February 28, 2005, at the Annual Meeting of Stockholders to be held April 28, 2005, and at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2), AND “AGAINST” ITEM (3) AND (4), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms that all said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Nominees for the Election of Directors are:

1. Patrick W. Gross 2. Ann Fritz Hackett

(Continued and to be dated and signed on reverse side)

---------------------------------------------------------------------------------------------------

Fold and Detach Here if You Are Returning Your Proxy Solicitation/Voting Instruction Card by Mail

[TOP BACK OF CARD]

☒ Please mark your

votes as in this example

Capital One Financial Corporation Board of Directors recommends a vote:

“FOR” Item 1

“FOR” Item 2

“AGAINST” Item 3

“AGAINST” Item 4

	FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1. Election of Directors (All nominees listed on reverse side.)				2. Ratification of Ernst & Young LLP as independent auditors of the Corporation for 2005.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
3. Stockholder proposal: Director Election Majority Vote Standard. (The Board recommends a vote against this proposal.)				4. Stockholder proposal: Report on Long-Term Target for Stock Options to be held by Executives. (The Board recommends a vote against this proposal.)

To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

All as more particularly described in Capital One’s Proxy Statement for the Annual Meeting of Stockholders to be held on April 28, 2005, receipt of which is hereby acknowledged.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer indicating such officer’s authority. If executed by a partnership, please sign in partnership name by authorized persons indicating such authority.
SIGNATURE(S) DATE

Fold and Detach Here if You Are Returning Your Proxy Solicitation/Voting Instruction Card by Mail

[BOTTOM BACK OF CARD]

CAPITAL ONE FINANCIAL CORPORATION

Annual Meeting of Stockholders

Thursday, April 28, 2005

10:00 a.m.

Fairview Park Marriott Hotel,

3111 Fairview Park Drive,

Falls Church, Virginia 22042.

Capital One Financial Corporation offers three convenient ways to vote your shares: by mail, by telephone or electronically via the Internet. Voting by telephone or via the Internet will eliminate the need to mail voted cards. To vote by telephone or via the Internet, please have this card and your social security number available.

1.	To vote by telephone:

•	Using a touch-tone telephone, dial 1-877-PRX-VOTE (1-877-779-8683).

2.	To vote by Internet:

•	Log on to the Internet and go to the web site http://www.eproxyvote.com/cof.

Both the telephone and the Internet voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you before submission. If you vote online, you will have the opportunity to consent to electronic delivery of next year’s annual meeting materials.

In order to receive future proxy materials and annual reports electronically, please visit www.econsent.com/cof to register. To complete the enrollment, you will need your U.S. taxpayer identification number and the Account Number which appears on your check stub/Dividend Reinvestment and/or Stock Purchase Plan statement.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.